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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                        EDUCATION MANAGEMENT CORPORATION,

                               RUSSELL E. PALMER,

                               BRADLEY C. PALMER,

                       THE STEPHEN R. PALMER LIVING TRUST,

                     THE RUSSELL E. PALMER III LIVING TRUST,

                        THE KAREN KORFMANN LIVING TRUST,

                                 MICHAEL MASIN,

                                 CONNIE WALTER,

                            TECHNOLOGY LEADERS L.P.,

                         TECHNOLOGY LEADERS FIRST CORP.,

                               J. WILLIAM BROOKS,

                                GERARD FRANCOIS,

                                  DANNY FINUF,

                         THE COMPANIES SIGNATORY HERETO

                                       AND

                             SELLERS' REPRESENTATIVE

                               as of June 24, 2003

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                            STOCK PURCHASE AGREEMENT
                               as of June 24, 2003

     The parties to this Stock Purchase Agreement (this "Agreement") are Russell
E. Palmer ("RPalmer"), Bradley C. Palmer ("BPalmer"), Stephen R. Palmer Living Trust ("SPalmer Trust"), Russell E. Palmer III Living Trust ("RPalmer III Trust"), Karen Korfmann Living Trust ("Korfmann Trust"), Michael Masin ("Masin"), Connie Walter, ("Walter" and, together with RPalmer, BPalmer, SPalmer Trust, RPalmer III Trust, Korfmann Trust and Masin, the "Equity Sellers"); Technology Leaders L.P., a Delaware limited partnership ("Tech Leaders"), Technology Leaders First Corp., a British Virgin Islands corporation ("TL First Corp" and, together with Tech Leaders, the "Warrant Sellers"); J. William Brooks ("Brooks"), Gerard Francois ("Francois"), Danny Finuf ("Finuf" and, together with Brooks and Francois, the "Option Sellers" and, together with the Warrant Sellers and the Equity Sellers, the "Sellers"); American Education Centers, Inc., a Delaware corporation ("AEC"), Brown Mackie Education Corporation, a Delaware corporation ("Brown Mackie"), Commonwealth Business College Education Corporation, a Delaware corporation ("Commonwealth"), Asher School of Business Education Corporation, a Delaware corporation ("Asher"), Stautzenberger College Education Corporation, a Delaware corporation ("Stautzenberger"), and Michiana College Education Corporation, a Delaware corporation ("Michiana" and, together with AEC, Brown Mackie, Commonwealth, Asher and Stautzenberger, the "Parent Companies"); Russell E. Palmer, in his capacity as the Sellers' representative (the "Sellers' Representative"); and Education Management Corporation, a Pennsylvania corporation ("Buyer").

     A. The Equity Sellers are the owners of all of the issued and outstanding common stock of each of the Parent Companies. Southern Ohio College, LLC, a Delaware limited liability company ("Southern Ohio LLC" and, together with the Parent Companies, the "Companies") is a wholly owned subsidiary of the Parent Companies. The Companies own and operate the schools set forth on Exhibit A hereto (collectively, the "Schools"). The Equity Sellers desire to sell and Buyer desires to purchase all of the issued and outstanding common stock of each of the Parent Companies.

     B. The Warrant Sellers are the owners of the warrants and debentures issued by AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger and Michiana set forth in Section 1 of the Disclosure Letter (the "TL Warrants and Debentures"). Prior to the Closing, each Parent Company shall issue promissory notes in exchange for the TL Warrants and Debentures issued by such Parent Company in the form attached as Exhibit B hereto.

     C. The Option Sellers are the owners of the options issued by AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger and Michiana set forth in Section 1 of the Disclosure Letter (the "Options"). Prior to the Closing, each Parent Company shall issue promissory notes in exchange for the Options issued by such Parent Company in the form attached as Exhibit B hereto.

     D. RPalmer is the owner of restricted stock issued by each of the Parent Companies (the "Restricted Stock"), as specifically identified in Section 1 of the Disclosure Letter. Prior to the Closing, each Parent Company shall issue promissory notes in exchange for the Restricted Stock issued by such Parent Company in the form attached as Exhibit B hereto.

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     E. Pursuant to a letter agreement dated June 11, 2003 (the "Brooks Letter
Agreement") among Brooks and the Parent Companies, Brooks is entitled to the greater of the amount of share value to which he is entitled under his option agreement or five percent (5%) of the Aggregate Purchase Price (as defined herein). Prior to the Closing, each Parent Company shall issue promissory notes in an amount equal to the option elected by Brooks in the form attached as Exhibit B hereto.

     In consideration of the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                THE TRANSACTION

     1.1. Sale and Purchase of Sellers' Interests in the Parent Companies; Note Exchange .

          (a) Purchased Interests. At the Closing referred to in Section 1.4, upon the terms and subject to the conditions of this Agreement, the Equity Sellers shall sell to Buyer and Buyer shall purchase from the Equity Sellers:
(i) 521.21301 shares of Class A common stock and 443.42487 shares of Class B common stock representing all of the issued and outstanding equity securities of AEC (the "AEC Purchased Shares"), (ii) 331.17685 shares of Class A common stock and 365 shares of Class B common stock representing all of the issued and outstanding equity securities of Brown Mackie (the "Brown Mackie Purchased Shares"), (iii) 331.17685 shares of Class A common stock and 365 shares of Class B common stock representing all of the issued and outstanding equity securities of Commonwealth (the "Commonwealth Purchased Shares"), (iv) 331.17685 shares of Class A common stock and 365 shares of Class B common stock representing all of the issued and outstanding equity securities of Asher (the "Asher Purchased Shares"), (v) 331.17685 shares of Class A common stock and 365 shares of Class B common stock representing all of the issued and outstanding equity securities of Stautzenberger (the "Stautzenberger Purchased Shares") and (vi) 331.17685 shares of Class A common stock and 365 shares of Class B common stock representing all of the issued and outstanding equity securities of Michiana (the "Michiana Purchased Shares", and together with the AEC Purchased Shares, the Brown Mackie Purchased Shares, the Commonwealth Purchased Shares, the Asher Purchased Shares, and the Stautzenberger Purchased Shares, collectively, the "Purchased Interests") for an aggregate purchase price in the amount of One Hundred and Ten Million Dollars ($110,000,000) (the "Aggregate Purchase Price") less the Seller Debt (such difference being, the "Equity Purchase Price"), subject to the Purchase Price Adjustment set forth in Section 1.3. For purposes hereof, (A) "Seller Debt" shall be an amount equal to the aggregate principal amount of the Seller Notes (as defined below) outstanding at the Closing, and (B) the holders of Seller Debt shall be referred to as the "Note Sellers".

          (b) Warrant Notes. Prior to the Closing, each Warrant Seller shall deliver its respective TL Warrants and Debentures to the respective Parent Company in exchange for a promissory note in the form attached hereto as Exhibit B (each such note, a "Warrant Note"). The aggregate principal amount of each such Warrant Note shall equal the amount set forth for the respective Warrant Seller in Section 1.1(b) of the Disclosure Letter. At least twenty (20) days before issuing the Warrant Notes, the Parent Companies shall deliver to Buyer a calculation of the amount of Tax required to be withheld with respect to the issuance of and/or payment

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under each Warrant Note (the "Preliminary Warrant Withholding Tax Amounts").
Buyer shall provide comments on the Preliminary Warrant Withholding Tax Amounts within ten (10) days after delivery by the Parent Companies and the Preliminary Warrant Withholding Tax Amounts shall be adjusted to reflect any changes reasonably requested by Buyer (the "Final Warrant Withholding Tax Amounts"). Payments made pursuant to the Warrant Notes by a Parent Company shall be net of the relevant Final Warrant Withholding Tax Amounts.

          (c) Option Notes. Prior to the Closing, each Option Seller (other than Brooks) shall deliver his respective Options to the respective Parent Company in exchange for a promissory note in the form attached hereto as Exhibit B (each such note, an "Option Note"). The aggregate principal amount of each such Option Note shall equal the amount set forth for the respective Option Seller (other than Brooks) in Section 1.1(c) of the Disclosure Letter. At least twenty (20) days before issuing the Option Notes, the Parent Companies shall deliver to Buyer a calculation of the amount of Tax required to be withheld with respect to the issuance of and/or payment under each Option Note (the "Preliminary Option Withholding Tax Amounts"). Buyer shall provide comments on the Preliminary Option Withholding Tax Amounts within ten (10) days after delivery by the Parent Companies and the Preliminary Option Withholding Tax Amounts shall be adjusted to reflect any changes reasonably requested by Buyer (the "Final Option Withholding Tax Amounts"). Payments made pursuant to the Option Notes by a Parent Company shall be net of the relevant Final Option Withholding Tax Amounts.

          (d) RPalmer Restricted Stock Notes. Prior to the Closing, RPalmer shall deliver his Restricted Stock to the respective Parent Company in exchange for a promissory note in the form attached hereto as Exhibit B (each such note, a "RPalmer Restricted Stock Note"). The aggregate principal amount of each such Restricted Stock Note shall equal the amount set forth for RPalmer in Section 1.1(d) of the Disclosure Letter. At least twenty (20) business days before issuing the Restricted Stock Note, the Parent Companies shall deliver to Buyer a calculation of the amount of Tax required to be withheld with respect to the issuance of and/or payment under the Restricted Stock Note (the "Preliminary RPalmer Restricted Stock Withholding Tax Amounts"). Buyer shall provide comments on the Preliminary RPalmer Restricted Stock Withholding Tax Amounts within ten
(10) days after delivery by the Parent Companies and the Preliminary RPalmer Restricted Stock Withholding Tax Amounts shall be adjusted to reflect any changes requested by Buyer (the amount so determined, the "Final RPalmer Restricted Stock Withholding Tax Amounts"). Payments made pursuant to the Restricted Stock Note by a Parent Company shall be net of the relevant Final RPalmer Restricted Stock Withholding Tax Amounts.

          (e) Brooks Notes. Prior to the Closing, Brooks shall, in accordance with the Brooks Letter Agreement, receive a promissory note in the form attached hereto as Exhibit B (each such note, a "Brooks Note" and, together with the Warrant Notes, the Option Notes and the RPalmer Restricted Stock Notes, the "Seller Notes"). The aggregate principal amount of each such Brooks Note shall equal the amount set forth for Brooks in Section 1.1(e) of the Disclosure Letter. At least twenty (20) days before issuing the Brooks Notes, the Parent Companies shall deliver to Buyer a calculation of the amount of Tax required to be withheld with respect to the issuance of and/or payment under the Brooks Notes (the "Preliminary Brooks Withholding Tax Amounts"). Buyer shall provide comments on the Preliminary Brooks Withholding Tax Amounts within ten (10) days after delivery by the Parent Companies and the Preliminary Brooks Withholding Tax Amounts shall be adjusted to reflect any changes requested by Buyer (the amount so determined, the "Final Brooks Withholding Tax Amounts" and, together with the Final Warrant Withholding Tax Amounts, Final Option Withholding Tax

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Amounts and the Final RPalmer Restricted Stock Withholding Amounts, the "Final
Withholding Tax Amounts"). Payments made pursuant to the Brooks Note by a Parent Company shall be net of the relevant Final Brooks Withholding Tax Amounts.

     1.2. Payment of Aggregate Purchase Price. Subject to adjustment in accordance with Section 1.3, the Aggregate Purchase Price shall be paid as follows:

          (a) Equity Purchase Price. The Equity Purchase Price shall be paid by Buyer at the Closing, as follows:

               (i) Buyer will execute and deliver to the Sellers' Representative, on behalf of the Equity Sellers, a short term note (the "Short-Term Note") dated the Closing Date, in a principal amount equal to (A) Ninety-Nine Million Dollars ($99,000,000), (B) increased by the Reimbursement Amount (as defined in Section 5.11(h) hereof), and (C) reduced by Thirty Million Ninety Thousand Eight Hundred Three Dollars and Fifty Eight Cents ($30,090,803.58) (ninety percent (90%) of the aggregate principal amount of the Seller Debt). The Short-Term Note shall be payable in full on the second business day after the Closing Date and otherwise in the form of Exhibit C attached hereto and shall be accompanied by an irrevocable standby letter of credit satisfying the requirements for such letters of credit under Section 453 of the Code and the Treasury Regulations thereunder that is in the amount of the Short-Term Note, issued by the Issuing Bank (as defined below) for the benefit of the Sellers' Representative, payable on sight if the Short-Term Note is not paid when due and otherwise in a form reasonably satisfactory to the Sellers' Representative.

               (ii) Buyer will execute and deliver to the Sellers' Representative, on behalf of all of the Equity Sellers, a note (the "Equity Sellers Note") in the form attached hereto as Exhibit D, in a principal amount equal to the difference between (A) Eleven Million Dollars ($11,000,000) and (B) Three Million Three Hundred Forty Three Thousand Four Hundred Twenty Two Dollars and Sixty Two Cents ($3,343,422.62) (ten percent (10%) of the aggregate principal amount of the Seller Debt). The Equity Sellers Note shall be payable on the first anniversary of the Closing Date, subject to certain obligations of the Sellers hereunder, and shall be accompanied by an irrevocable standby letter of credit as more fully described in Section 1.5 hereto.

          (b) Payment of Seller Debt. The payment of the Seller Debt shall be funded at the Closing as follows:

               (i) Buyer will pay Thirty Million Ninety Thousand Eight Hundred Three Dollars and Fifty Eight Cents ($30,090,803.58) in cash by wire transfer to the Parent Companies in the amounts set forth in Section 1.2(b) of the Disclosure Letter, which shall equal ninety percent (90%) of the aggregate principal amount of the Seller Debt; and

               (ii) Immediately after receipt of the funds set forth in Section 1.2(b)(i), the Parent Companies shall deposit such funds into an escrow account (the "Note Escrow Account") subject to an escrow agreement in the form attached hereto as Exhibit E (the "Note Escrow Agreement") for payment of the Seller Debt and Final Withholding Tax Amounts (as applicable); and

               (iii) Immediately after the Closing, and pursuant to the terms of the Seller Notes:

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                    (1) the Parent Companies shall direct that funds deposited in the Note Escrow Account in an amount equal to the difference between (x) Thirty Million Ninety Thousand Eight Hundred Three Dollars and Fifty Eight Cents ($30,090,803.58), which is an amount equal to ninety percent (90%) of the aggregate principal amount of the Seller Debt minus (y) the Final Withholding Tax Amounts, be released to the holders of such debt;

                    (2) the Parent Companies shall direct that funds deposited in the Note Escrow Account in an amount equal to the Final Withholding Tax Amounts be paid, on behalf of Brooks and the Option Sellers, to the Internal Revenue Service and such other governmental authorities as appropriate; and

                    (3) each of the Parent Companies will execute and deliver to the Sellers' Representative, on behalf of the Note Sellers, notes (each a "Note Sellers Note" and together with the Equity Sellers Note, the "Indemnification Notes"), in an aggregate principal amount equal to Three Million Three Hundred Forty Three Thousand Four Hundred Twenty Two Dollars and Sixty Two Cents ($3,343,422.62), which is ten percent (10%) of the aggregate principal amount of the Seller Debt of the Parent Companies, payable on the first anniversary of the Closing Date, subject to certain obligations of the Sellers hereunder, and otherwise in the form of Exhibit D attached hereto and accompanied by an irrevocable standby letter of credit as more fully described in Section 1.5 hereto.

     1.3. Purchase Price Adjustment. The Aggregate Purchase Price will be subject to adjustment (hereinafter referred to as the "Purchase Price Adjustment") in accordance with the following provisions of this Section 1.3, which adjustment will be determined as follows:

          (a) It is the expectation of the parties hereto that the aggregate current assets of the Companies (on a combined basis) (excluding any deferred initial direct costs, including marketing costs) ("Current Assets") shall be equal to or exceed the aggregate liabilities of the Companies (on a combined basis) (excluding (i) deferred rent, except to the extent such deferred rent exceeds $125,000, (ii) mortgage and asset based indebtedness, except to the extent such indebtedness exceeds $3,500,000, (iii) the Seller Debt, and (iv) the Corporate Withholding Taxes) ("Liabilities"), as shown on the individual balance sheets of each of the Companies (collectively, the "Closing Balance Sheets"), as of the Closing Date. The difference, if any, between Current Assets and Liabilities is referred to herein as "Net Current Assets". The determinations made in this Section 1.3 shall be made on an accrual basis in accordance with United States generally accepted accounting principles ("GAAP") using the same accounting methods, policies, practices and procedures with consistent classification, judgments and estimation methodology as were used by each Company in preparing their Balance Sheets to the extent such accounting methods, policies, practices and procedures are in accordance with GAAP. The Closing Balance Sheets shall be prepared by Sellers' Representative and delivered to Buyer within seventy-five (75) days after the Closing.

          (b) During the thirty (30) day period following the Buyer's receipt of the Closing Balance Sheets, the Buyer and its independent accountants shall at the Buyer's expense be permitted to review, and the Sellers' Representative shall make available to the Buyer, the supporting schedules, analyses, working papers and other documentation of the Sellers' Representative relating to the Closing Balance Sheets and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances. The Closing Balance Sheets shall become final and binding upon the parties on the business day following the thirtieth (30th) day following delivery thereof, unless the Buyer

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gives written notice of its disagreement with the Closing Balance Sheets (such notice, a "Notice of Disagreement") to the Sellers' Representative prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, and the Buyer shall make available all supporting schedules, analyses, working papers and other documentation. The Buyer shall be deemed to have agreed with all items and amounts included in the calculation of Net Current Assets delivered pursuant to Section 1.3(a) except such items that are specifically disputed in the Notice of Disagreement.

     During the fifteen (15) day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such longer period as the Sellers' Representative and the Buyer shall mutually agree, the Sellers' Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and in the event the Sellers' Representative and the Buyer are able to reach such resolution then the Net Current Assets, so agreed by them in writing shall be deemed to be final. If, at the end of such fifteen
(15) day period (or such longer period as mutually agreed between the Sellers' Representative and the Buyer), the Sellers' Representative and the Buyer have not so resolved such differences, the Sellers' Representative and the Buyer shall submit the dispute for resolution to Pricewaterhouse Coopers LLP (the "Arbiter"), for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement in accordance with this Section 1.3. The Sellers' Representative and the Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Arbiter, or such longer period as the Sellers' Representative and the Buyer shall mutually agree. The Sellers' Representative and the Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Balance Sheets that the Buyer has properly disputed in the Notice of Disagreement. The Arbiter shall determine, based solely on presentations by the Buyer and the Sellers' Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Notice of Disagreement and shall prepare the Final Closing Balance Sheets (as defined in Section 1.3(c)) and render a written report as to the dispute and the resulting calculation of Net Current Assets which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in this Section 1.3, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (x) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Balance Sheets shall be made hereunder only for items as to which the Buyer has taken exception in the Notice of Disagreement. The fees and expenses of the Sellers' Representative incurred in connection with the preparation of the Closing Balance Sheets and review of any Notice of Disagreement shall be borne by the Sellers, and the fees and expenses of the Buyer's independent accountants incurred in connection with their review of the Closing Balance Sheets shall be borne by the Buyer.

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          (c) Upon final determination of the aggregate Net Current Assets of the Companies as of the close of business on the Closing Date, the Aggregate Purchase Price shall be adjusted as follows: (i) the Aggregate Purchase Price shall be decreased dollar for dollar by the amount, if any, by which Current Assets reflected on the Final Closing Balance Sheets are less than Liabilities reflected on the Final Closing Balance Sheets and (ii) the Aggregate Purchase Price shall be increased dollar for dollar by the amount, if any, by which Current Assets reflected on the Final Closing Balance Sheets are greater than Liabilities reflected on the Final Closing Balance Sheets. For purposes hereof, the "Final Closing Balance Sheets" means (x) the Closing Balance Sheets if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3(b) or (y) if such a Notice of Disagreement is so delivered, the Closing Balance Sheets as agreed by the Sellers' Representative and Buyer pursuant to Section 1.3(b) or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the Final Closing Balance Sheets as prepared by the Arbiter pursuant to Section 1.3(b).

          (d) The net adjustment to the Aggregate Purchase Price pursuant to
Section 1.3(c) above, whether positive or negative, is the "Final Adjustment Amount." Within ten (10) days after the Closing Balance Sheets become final and binding upon the parties (i) if the net effect pursuant to this Section 1.3 is an increase in the Aggregate Purchase Price, the Buyer shall deliver to the Sellers cash equal to the Final Adjustment Amount plus the Adjustment Interest and (ii) if the net effect pursuant hereto is a decrease in the Purchase Price, the Sellers shall, pro rata in accordance with such Seller's Indemnity Percentage (as disclosed on Section 1.3(d) of the Disclosure Letter), deliver to an account designated in writing by the Buyer, by wire transfer in immediately available funds, an amount equal to the Final Adjustment Amount plus the Adjustment Interest. For purposes hereof, "Adjustment Interest" shall mean interest on the Final Adjustment Amount calculated from the Closing Date to the date of actual payment at a rate equal to the then current prime rate (as published by the Wall Street Journal, East Coast Edition or any successor publication thereto, on the Closing Date).

     1.4. Closing. The closing of the sale and purchase of the Purchased Interests (the "Closing") shall take place on September 2, 2003 (the "Closing Date") at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, or at such other place and time as the parties may agree upon in writing.

     1.5. Indemnification Notes; Note Escrow Account.

          (a) Issuance of Indemnification Notes.

               (i) At the Closing, Buyer shall issue the Equity Sellers Note and the Parent Companies shall issue the Note Sellers Notes, each accompanied by an irrevocable standby letter of credit (such letters of credit as contemplated by this Section 1.5(a)(i) being the "Irrevocable Standby Letters of Credit") in a cash amount equal to the face amount of the Indemnification Notes satisfying the requirements for such letters of credit under Section 453 of the Code and the Treasury Regulations thereunder that are in the amount of the Equity Sellers Note and the Note Sellers Notes, respectively, issued for the benefit of the Sellers' Representative by a bank selected by the Sellers' Representative and reasonably satisfactory to Buyer (the "Issuing Bank"), payable on the first anniversary of the Closing Date upon presentation of a certificate of Buyer stating that there are no outstanding obligations of Sellers under this Agreement, if the Equity Sellers Note or the Note Sellers Notes (as the case may be) are not paid when due, except to the extent of the amount that such Indemnification Note is subject to a pending claim for indemnification pursuant to Article VIII hereof. In furtherance of the foregoing, the Irrevocable Letter of Credit shall remain in effect until the later of (A) the date on which the face amount of the Irrevocable Letter of Credit is fully drawn upon by the Sellers' Representative or (B) the date on which all pending claims made against the Indemnification Notes have been resolved. The portion of the Equity Sellers Note or a Note Sellers Note (as the case may be) to which each Seller is entitled shall be in proportion to the percentages set forth opposite such Seller's name on Schedule 1 to such note (with respect to each Seller, its "Note Percentage"). The Sellers shall be entitled to the rights and remedies with respect to the Indemnification Notes as described in each such note; subject at all times to the terms and conditions of this Agreement, including Article VIII hereof.

               (ii) Claim Procedures. Buyer shall be entitled to reduce the principal amount of the Indemnification Notes and the face amount of the Irrevocable Standby Letter of Credit in accordance with the terms of the Indemnification Notes.

               (iii) Payment of Letter of Credit Fees. The fees charged by the bank issuing the Irrevocable Standby Letters of Credit shall be paid in an amount up to Five Thousand Dollars ($5,000) by Buyer and thereafter by the Sellers pro rata in accordance with such Seller's Indemnity Percentage on the Closing Date.

          (b) Deposit of Note Escrow Funds into the Note Escrow Account. Immediately after the Closing, the Parent Companies shall deposit the Note Escrow Funds pursuant to the terms of the Note Escrow Agreement, which shall be entered into by and among the Parent Companies, the Sellers' Representative and the escrow agent named therein, the identity of which escrow agent will be reasonably acceptable to the Parent Companies and the Sellers' Representative (the "Note Escrow Agent").

     1.6. Receipt of PPPA. Upon the Closing and in accordance with the terms of this Agreement, Buyer and the Companies shall use their best efforts to submit all required documentation and information in order to obtain from the United States Department of Education (the "Department of Education") a final executed provisional program participation agreement (a "PPPA") for each of the Schools, and the Sellers shall reasonably cooperate with Buyer and the Companies in securing the PPPAs and shall be entitled to participate in the approval process. In the event that (a) Buyer or a Buyer affiliate does not receive one or more of the PPPAs within nine (9) months after the Closing, or (b) the Department of Education notifies a School in writing after the Closing of its determination that it will not issue a PPPA to the School, and such failure to receive a PPPA is solely and exclusively due to either (i) any liability of the Sellers or the Companies for noncompliance with Title IV of the HEA arising prior to the Closing, or (ii) a breach by Sellers or the Companies of one or more of the representations and warranties of Sellers or the Parent Companies contained in Articles II and III, and Sellers have been given a reasonable opportunity to cure such breach, which opportunity to cure shall not extend beyond (A) the date ninety (90) days from the date the Sellers' Representative receives notice of such breach from Buyer (the "Notice Date") in the event that a valid Temporary Provisional Program Participation Agreement (each, a "Temporary PPPA") remains in full force and effect for such School, or (B) the date sixty (60) days from the Notice Date in the event that no Temporary PPPA is then in effect for such School (the "Cure Period"), each Seller shall return to Buyer that portion of the Aggregate Purchase Price received by such Seller that is attributable to the School(s) or School location(s), and the principal amount of the Indemnification Notes and the Irrevocable Standby Letters of Credit shall be reduced in accordance with their terms without any further action of the Sellers in the amount attributable to

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the School(s) or School(s) location(s), each in the amount specified on Exhibit
F attached hereto, for which the denial or non-issuance of a PPPA is at issue, plus Losses payable by Sellers that have not already been paid in connection with the applicable breach of such representations and warranties; provided, however, that in no event shall the total amounts to be returned by the Sellers exceed the sum of Fifteen Million Dollars ($15,000,000) of the Aggregate Purchase Price plus the amount of the then outstanding principal amount of the Indemnification Notes; provided, further, that Buyer shall be entitled to Losses incurred by Buyer as a result of Buyer's failure to receive a Temporary PPPA during and prior to the expiration or waiver of the Cure Period and subject to Buyer providing Sellers with an itemized list of all such Losses; and provided, further, that, any and all amounts delivered to Buyer in connection with this
Section 1.6 shall reduce the amount of Losses otherwise payable by Sellers in connection with the applicable breach of such representations and warranties. In addition to the foregoing, the Sellers, at their sole discretion, upon written notice to Buyer, may waive the Cure Period at any time during such Cure Period. In the event that, within twelve (12) months of the expiration or waiver of the Cure Period, the Buyer or a Buyer affiliate obtains authorization for federal student financial aid participation by or for any School or any location of a School for which the Sellers have returned funds pursuant to the foregoing sentence, including participation as an additional location of another institution, Buyer shall promptly notify the Sellers and shall pay to the Sellers, within ten (10) days of the issuance of such authorization, the funds that the Sellers returned to the Buyer for that School, subject to any pending claims for Losses (which funds in respect of pending claims for Losses shall become a portion of the principal of the Indemnification Notes) and less the amount of any actual losses sustained by Buyer as the direct result of the delay in issuance of a PPPA for such School. Buyer shall provide to the Sellers' Representative an itemized list of all such losses and expenses to be deducted.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                             OF THE PARENT COMPANIES

     As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the disclosure letter delivered by the Sellers and the Parent Companies on the date hereof, as may be amended or supplemented from time to time in accordance with this Agreement (the "Disclosure Letter"), each of the Parent Companies hereby represents and warrants to Buyer as follows:

     2.1. Organization; Qualification. Each of AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger and Michiana is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Southern Ohio LLC is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Each of AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger, Michiana, and Southern Ohio LLC has the corporate or limited liability company power and authority, as applicable, to operate, own and lease its properties, and carry on its business as now conducted. Each of AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger, Michiana, and Southern Ohio LLC is duly qualified and in good standing as a foreign corporation or limited liability company, as applicable, and is duly authorized to transact business in each jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. For purposes hereof, "Material Adverse Effect" or "Material Adverse Change" means any material adverse effect or change upon the business, assets, prospects, financial condition or results of operations of any of the Companies or the Schools, taken individually or as a whole, or any material adverse effect or change that impairs the ability of the Sellers or the Companies to consummate the transactions contemplated by this Agreement other than with respect to any adverse changes which relate to or result from (i) public or industry knowledge relating to the transactions contemplated under this Agreement (including any action or inaction by such person's employees, customers or vendors), or (ii) general economic or political conditions or other conditions affecting the industry in which the Companies compete, or (iii) changes in laws or regulations applicable to the Companies after the date hereof.

     2.2. Authorization and Enforceability. Each of the Parent Companies has the full power and authority to enter into and perform this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by each of the Parent Companies has been duly authorized by all necessary corporate action of each of the Parent Companies. This Agreement has been duly executed and delivered by each Parent Company, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes, and each other agreement to which the Parent Companies are party and which is executed at the Closing pursuant to this Agreement when executed and delivered by the Parent Companies shall constitute, the legal, valid and binding obligations of the Parent Companies, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     2.3. No Violation of Laws or Agreements. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the Companies will (a) contravene any provision of the certificate of incorporation or bylaws or operating agreement or certificate of formation, as applicable, of the Companies, (b) conflict with, result in a breach of or constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms of or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under, any license, indenture, mortgage or any other contract, agreement or instrument to which any of the Companies are a party or by which any of the Companies or any of their respective assets may be bound or affected, with the exception of or subject to receipt of the consents set forth in Section 2.3(b) of the Disclosure Letter, (c) violate any law or violate any judgment or order of any governmental body to which the Companies are subject, (d) result in the creation or imposition of any mortgages, claims, pledges, liens, charges, security interests, limitations, restrictions or other encumbrances (collectively, the "Encumbrances") upon any of the assets of the Companies or give to others any interests or rights therein, or (e) result in the maturation or acceleration of any liability or obligation of any of the Companies (or give others the right to cause such a maturation or acceleration).

     2.4. Ownership of Schools. The Schools are owned and operated by the Companies directly, and no other individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions ("Person") has any ownership interest in the Schools. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any ownership interest in the Schools or the Companies.

     2.5. Shares; Capitalization.

          (a) AEC. The authorized capital stock of AEC consists solely of (i) 1,000 shares of Class A common stock, $.01 par value per share, of which
605.9742 shares are issued and outstanding and 178.78699 shares are held in its treasury and (ii) 1,000 shares of Class B common stock, $.01 par value per share, of which 443.42487 shares are issued and outstanding and 256.57513 shares are held in its treasury. The AEC Purchased Shares constitute all of the issued and outstanding capital stock of AEC.

          (b) Brown Mackie. The authorized capital stock of Brown Mackie consists solely of (i) 1,000 shares of Class A common stock, $.01 par value per share, of which 394.80089 shares are issued and outstanding and 168.82315 shares are held in its treasury and (ii) 1,000 shares of Class B common stock, $.01 par value per share, of which 365 shares are issued and outstanding and 135 shares are held in its treasury. The Brown Mackie Purchased Shares constitute all of the issued and outstanding capital stock of Brown Mackie.

          (c) Commonwealth. The authorized capital stock of Commonwealth consists solely of (i) 1,000 shares of Class A common stock, $.01 par value per share, of which 394.80089 shares are issued and outstanding and 168.82315 shares are held in its treasury and (ii) 1,000 shares of Class B common stock, $.01 par value per share, of which 365 shares are issued and outstanding and 135 shares are held in its treasury. The Commonwealth Purchased Shares constitute all of the issued and outstanding capital stock of Commonwealth.

          (d) Stautzenberger. The authorized capital stock of Stautzenberger consists solely of (i) 1,000 shares of Class A common stock, $.01 par value per share, of which 394.80089 shares are issued and outstanding and 168.82315 shares are held in its treasury and (ii) 1,000 shares of Class B common stock, $.01 par value per share, of which 365 shares are issued and outstanding and 135 shares are held in its treasury. The Stautzenberger Purchased Shares constitute all of the issued and outstanding capital stock of Stautzenberger.

          (e) Asher. The authorized capital stock of Asher consists solely of
(i) 1,000 shares of Class A common stock, $.01 par value per share, of which
394.80089 shares are issued and outstanding and 168.82315 shares are held in its treasury and (ii) 1,000 shares of Class B common stock, $.01 par value per share, of which 365 shares are issued and outstanding and 135 shares are held in its treasury. The Asher Purchased Shares constitute all of the issued and outstanding capital stock of Asher.

          (f) Michiana. The authorized capital stock of Michiana consists solely of (i) 1,000 shares of Class A common stock, $.01 par value per share, of which
394.80089 shares are issued and outstanding and 168.82315 shares are held in its treasury and (ii) 1,000 shares of Class B common stock, $.01 par value per share, of which 365 shares are issued and outstanding and 135 shares are held in its treasury. The Michiana Purchased Shares constitute all of the issued and outstanding capital stock of Michiana.

          (g) Southern Ohio LLC. The membership interests in Southern Ohio LLC consist solely of those interests owned by AEC, Brown Mackie, Commonwealth, Stautzenberger, Asher and Michiana and are owned of record, legally and beneficially by such Parent Companies.

          (h) Purchased Interests. Except as set forth in Section 2.5(h) of the Disclosure Letter, there are no outstanding subscriptions, options, warrants, preemptive rights, exercise rights, exchange rights, appreciation, phantom stock or other rights to acquire from the Companies any of the Purchased Interests or any other shares of capital stock or membership interests, as applicable, of the Companies. The Purchased Interests are validly issued, fully paid and nonassessable. The Purchased Interests were issued in compliance with all applicable federal and state securities laws and regulations.

     2.6. Financial Statements. Included in Section 2.6 of the Disclosure Letter are the following financial statements (the "Financial Statements"):

               (i) the audited balance sheets for each of AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger and Michiana for the fiscal years ended December 31, 2001 and 2002, along with income statements and statements of cash flows for the years then ended;

               (ii) the audited balance sheets for Southern Ohio LLC for the fiscal year ended December 31, 2002, along with income statements and statements of cash flows for the year then ended; and

               (iii) unaudited combined and combining statements of income, retained earnings and cash flows of the Companies for the four-months ended April 30, 2003 and combined and combining balance sheets of the Companies as at such date.

          The Financial Statements have been prepared in accordance with the books of account and records of each of the Companies, except with respect to such modifications required by GAAP. The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, and fairly present, in all material respects, the financial position of each of the Companies and the results of operations and cash flows of each of the Companies at the dates and for the relevant periods indicated except for, in the case of the unaudited statements, (A) normal recurring audit adjustments and (B) the absence of footnotes. Except as otherwise set forth in Section 1.3, all references in this Agreement to "Balance Sheets" shall mean collectively, each of the Companies' balance sheets dated April 30, 2003 (collectively, the "Companies' Balance Sheets") and "Balance Sheet Date" shall mean April 30, 2003. As of the Closing, all books and records described in this Section 2.6 will be in the possession of the Companies.

     2.7. Liabilities in Connection with Share Repurchases. Except as disclosed in Section 2.7 of the Disclosure Letter, none of the Companies has any liability or obligation of any nature whatsoever with respect to the repurchase of the shares of capital stock or membership interests, as applicable, held by any shareholder or former shareholder or member or former member, as applicable, of any of the Companies.

     2.8. Undisclosed Liabilities. None of the Companies has any debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due (including unasserted claims), whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition that occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable, except: (a) those reflected or reserved against on the Companies' Balance Sheets in the amounts shown thereon, (b) those disclosed in Section 2.8(b) of the Disclosure Letter,
(c) those of the same nature as those set forth on the Companies' Balance Sheets that have arisen in the ordinary course of business of the Companies after the

Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has or will be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, as of the Closing, the Companies shall each be free of any non-current liabilities (except (i) deferred rent in an amount not to exceed $125,000, and (ii) mortgage and asset based indebtedness in an amount equal to $3,500,000, each as more particularly set forth in Section 2.8 of the Disclosure Letter).

     2.9. Condition of Assets; Business; Personal Property.

          (a) The Companies are engaged in the operation of the Schools and no other business. Except as disclosed in Section 2.9(a) of the Disclosure Letter, the furniture, machinery, equipment, tools, and other tangible personal property owned by the Companies or used in connection with the operation of the Schools, including those items reflected on the Balance Sheets (collectively, the "Owned Personal Property"), (i) are in good operating condition and repair, and (ii) are suitable for the purposes for which they are used in the business, including the operation of the Schools.

          (b) The Companies have good, marketable and exclusive title to (i) the Owned Personal Property, (ii) the leased personal property of the Companies (the "Leased Personal Property") and (iii) the licensed intellectual property of the Companies (the "Licensed IP" and, together with the Owned Personal Property and the Leased Personal Property, the "Personal Property"), as applicable, except for such Personal Property identified in Section 2.9(b) of the Disclosure Letter and except for such Personal Property disposed of in the ordinary course of business since the Balance Sheet Date. The Companies have no Personal Property that is subject to any Encumbrance or impairment other than Permitted Encumbrances (as defined in Section 2.10(b).

          (c) Each of the Companies owns all assets that are necessary or appropriate for use in connection with the operation of its business, including the operation of the Schools, except for the Leased Personal Property and the Licensed IP described in Section 2.9(c) of the Disclosure Letter, which is leased or licensed by the Companies set forth on Section 2.9(c) of the Disclosure Letter. None of the Companies has received written notice that the use of the Leased Personal Property or Licensed IP violates any covenants, conditions, or restrictions that encumber such property, or that any such property is subject to any restriction for which any permit or authorization is necessary to the current use thereof. To the knowledge of the Companies, there are no rights, leases, licenses, concessions or other agreements granting to any person other than Buyer the right of use of any portion of the Leased Personal Property other than rights, leases, licenses, concessions or agreements that are disclosed in Section 2.9(c) of the Disclosure Letter.

     2.10. Real Property.

          (a) Section 2.10(a) of the Disclosure Letter contains a list of all
(i) real property owned by the Companies, including all owned land, buildings, structures, classrooms, other educational sites, fixtures, other improvements and appurtenances (the "Owned Real Property") and (ii) real property leased by the Companies, including all leased land, buildings, structures, classrooms, other educational sites, fixtures, other improvements and appurtenances (the "Leased Real Property") and, together with the Owned Real Property, the "Real Property").

          (b) The Companies have good, marketable and exclusive title to (i) the Owned Real Property, and (ii) the leasehold interests in the Leased Real Property, free and clear of all Encumbrances or impairments other than Permitted Encumbrances. Except as disclosed in Section 2.10(b) of the Disclosure Letter, the Companies have the exclusive right to occupy, sell, lease or sublease all of the Real Property or any portion thereof. There are no rights, leases, licenses, concessions or other agreements granting to any person other than Buyer the right of use or occupancy of any portion of the Real Property other than rights, leases, licenses, concessions or agreements that are disclosed in Section 2.10(b) of the Disclosure Letter. For purposes hereof, "Permitted Encumbrances" means (A) Encumbrances for current Taxes or assessments or other governmental charges or levies which are not yet due and payable, or are being contested in good faith by appropriate proceedings and which are set forth in Section 2.10(b) of the Disclosure Letter; (B) minor imperfections of title, conditions, easements and reservations of rights, including easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions, if any, none of which, individually or in the aggregate, materially detract from the value of the affected Real Property or impair the use of such Real Property or the conduct of the business thereon as it is currently being used and conducted and as it has been used and conducted consistent with past practice; (C) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by applicable laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; provided that any such Encumbrances currently being contested are listed in Section 2.10(b) of the Disclosure Letter; and (D) Encumbrances listed in Section 2.10(b) of the Disclosure Letter, none of which, individually or in the aggregate, materially detract from the value of the affected Real Property or impair the use of such Real Property or the conduct of the business thereon as it is currently being used and conducted and as it has been used and conducted consistent with past practice.

          (c) All leases for Leased Real Property used by the Companies in connection with the operation of the Schools (i) are valid and in full force and effect, and (ii) are enforceable in accordance with their terms. No lease for Leased Real Property or any right, liability or obligation under any such lease has been assigned or subleased by the Companies in whole or in part. Neither the Companies nor, to the knowledge of the Companies, the respective landlords are in default under any such lease, and no event, act or omission has occurred which would result in a default by any of the Companies or the respective landlords under any such lease, except for those defaults disclosed in Section 2.10(c) of the Disclosure Letter.

          (d) (i) All buildings, structures, classrooms, other educational sites, fixtures and other improvements, situated on the Real Property are supplied with utilities and other services necessary for the operation of the Schools located thereon (including gas, electricity, water, telephone, sanitary and storm sewers and vehicular access through existing driveways to public roads), (ii) the land of the Owned Real Property does not serve any adjoining property for any purpose inconsistent in any material respect with the use of the Owned Real Property, and, to the knowledge of the Companies, none of the Real Property is located within any flood plain or is otherwise subject to any similar type restriction requiring any permits or licenses, which are necessary to the use of such Real Property, where such permits or licenses have not been obtained and such failure to obtain such permit or license would have a Material Adverse Effect, (iii) except as disclosed in Section 2.10(d) of the Disclosure Letter, no Person is in possession of the Owned Real Property, and (iv) all buildings, structures, classrooms, other educational sites, fixtures and other improvements, situated on the Real Property have no known material structural defects or material air quality or mold conditions.

          (e) Except as set forth in Section 2.10(e) of the Disclosure Letter, the buildings, structures, classrooms, other educational sites, fixtures and other improvements situated on the Real Property (i) have all agreements, easements or other rights which are reasonably necessary to permit their lawful use and operation in all material respects, or which are reasonably necessary to permit lawful egress and ingress to and from any of the foregoing in all material respects, and such agreements, easements or other rights remain in full force and effect, and (ii) have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable legal requirements and are not in material violation of any applicable zoning, building code, subdivision, health, fire, or safety ordinances, regulations, laws, orders or covenants, conditions or restrictions that encumber the Real Property. None of the Companies has received written notice that the use or occupancy of the Real Property violates any covenants, conditions or restrictions that encumber such property or that any such property is subject to any restriction for which any permit or authorization is necessary to the current use thereof.

     2.11. No Pending Litigation or Proceedings.

          (a) Except as disclosed in Section 2.11(a) of the Disclosure Letter, there are no actions, suits, claims, proceedings, internal investigations or, to the knowledge of the Companies, third-party investigations of any nature or kind whatsoever ("Litigation") pending or, to the knowledge of the Companies, threatened against or affecting the Companies, the Schools, any of the Companies' material assets, the Purchased Interests or the transactions contemplated by this Agreement, at law or in equity, including any Litigation by or before the Department of Education or any other applicable accrediting agency, guarantee agency or any federal, state or local governmental body. None of the Companies have been party to any other Litigation since January 1, 2002.

          (b) There are presently no outstanding judgments, decrees or orders of any accrediting agency, guarantee agency or federal, state or local governmental body against or affecting the Companies, the Schools, any of the Purchased Interests or the Companies' material assets or the transactions contemplated by this Agreement.

          (c) Except as disclosed in Section 2.11(c) of the Disclosure Letter, none of the Companies has commenced or has any pending Litigation against any third party.

     2.12. Contracts; Compliance. Each of the contracts to which any of the Companies is a party is presently in effect and there has been no breach by any of the Companies and, to the knowledge of the Companies, no breach by any other party to any of those agreements or any of the provisions of any of those agreements, except as set forth in Section 2.12 of the Disclosure Letter and except for such breaches which, individually or in the aggregate, do not have a Material Adverse Effect. Section 2.12 of the Disclosure Letter sets forth, as of the date hereof, a complete list of: (a) all notes and agreements relating to any indebtedness of any of the Companies for borrowed money; (b) all leases or other rental agreements relating to any of the Companies under which such Company is either lessor or lessee; (c) all employment agreements for employees of each of the Companies; and (d) all other agreements, commitments and understandings (written or oral) to which any of the Companies are a party or by which they are bound which (i) require payment by such Company of more than Fifty Thousand Dollars ($50,000), (ii) cannot be terminated on less than sixty
(60) days notice without liability, or (iii) require the consent of a third party for assignment to Buyer (such contracts being the

"Contracts"). True and complete copies of all of the Contracts have been made available to Buyer.

     2.13. Labor. The employees of each of the Companies are not represented by any union or other collective bargaining group with respect to their employment with the Companies. None of the Companies is a party to any collective bargaining or other labor agreement with respect to its employees. None of the Companies is a party to, involved in, or, to the Companies' knowledge, threatened by, any labor dispute or unfair labor practice charge. Each of the Companies has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health, or any other applicable employment legislation. There have not been (i) any proceedings, complaints, claims or charges outstanding or, to the Companies' knowledge, threatened, nor are there any orders, decisions, directions or convictions currently registered or outstanding, against or affecting any of the Companies relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental authority, or any organizational activity, or other labor or employment dispute against or affecting any of the Companies, or (ii) any application for certification of a collective bargaining agent.

     2.14. Transactions with Related Parties. Except as set forth in Section
2.14 of the Disclosure Letter, since January 1, 2002, no current director, officer or member of the Companies or any Seller or any Seller's spouse or children or any officer or director of any Seller, or any other entity in which any Seller is a shareholder, partner, member, owner, principal, officer or director is presently, or during the twelve month period ending on the date hereof has been, a party to any transactions with the Companies, except for any transactions no less favorable to the Companies than on an arms-length basis.

     2.15. Curriculum.

          (a) The term "Curriculum," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials),
(5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (i) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and (ii) all periodic updates or revisions to the Curriculum as developed.

          (b) Except as disclosed in Section 2.15(b) of the Disclosure Letter, the Companies own outright, and have good and marketable title or other rights to, the Curriculum used in the Schools free and clear of all Encumbrances. No employee or affiliate of any Company or any other Person owns or has any interest, directly or indirectly, in any material part of the Curriculum. The Companies do not use any part of the Curriculum by consent of any other Person and are not required to and do not make any payments to others with respect thereto. To the knowledge of the Companies, no component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person and the Companies' past and current use of any part of the Curriculum does not infringe upon or violate any such right.

     2.16. Intellectual Property. Section 2.16 of the Disclosure Letter sets forth a complete list of all of the registered trademarks, trademark registrations, applications for trademark registration, registered trade names, patents and registered copyrights owned by each of the Companies all of which are owned by the Companies free and clear of any Encumbrances. To the knowledge of the Companies, none of the Companies, in any material respect, is infringing any patent, copyright or trademark of any third party or otherwise violating, in any material respect, the intellectual property rights of any third party nor has any claim been made or, to the knowledge of the Companies, threatened against any of the Companies alleging any such violation. To the knowledge of the Companies, there has been no violation by others of any right of any Company in any trademark or copyright. None of the Companies is a party to or bound by any license or other agreement requiring the payment by it of any royalty or similar payment in connection with its operations, except for commercially available software.

     2.17. No Changes. Except as disclosed in Section 2.17 of the Disclosure Letter, since the Balance Sheet Date, the Companies have conducted their businesses and operated the Schools only in the ordinary course. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, except as disclosed in Section 2.17 of the Disclosure Letter, there has not been any: (a) Material Adverse Change; (b) damage or destruction to any of the material properties of the Schools or the Companies in excess of Fifty Thousand Dollars ($50,000); (c) strike or other collective bargaining activity at the Schools or the Companies; (d) creation of any Encumbrances on any of the properties of the Schools or the Companies; (e) except in connection with the issuance of the Seller Notes, declaration or payment of any dividend or other payment or distribution or redemption of any shares of equity securities or membership interests, as applicable, in the Companies; (f) increases in the salaries or bonuses of any employee of any of the Schools or the Companies (except normal annual merit increases and bonuses made in the ordinary course of business); (g) except as set forth on the Companies' capital expenditure plan provided to the Buyer, a copy of which is attached hereto as Exhibit G (the "Capital Plan"), capital expenditures or other asset acquisition or expenditure in excess of Fifty Thousand Dollars ($50,000) individually or Two Hundred Thousand Dollars ($200,000) in the aggregate; (h) material change in any Company Plan (as defined in Section 2.18); (i) disposition of any asset, except (A) assets disposed of in the ordinary course of business or (B) assets disposed of for less than Fifty Thousand Dollars ($50,000) individually or Two Hundred Thousand Dollars ($200,000) in the aggregate; (j) payment, prepayment or discharge of any material liability other than in the ordinary course of business; (k) adverse change or threat thereof to any relations or contracts with, or any loss of, any material suppliers of the Schools or the Companies;
(l) write-offs or write-downs of any assets of the Schools or the Companies in excess of Five Thousand Dollars ($5,000) in the aggregate; (m) change in the board of directors or management of the Companies or the Schools; (n) creation or termination of any material Contract, material right or liability of any of the Schools or the Companies not in the ordinary course of business; or (o) agreement or commitment to do any of the foregoing.

     2.18. Employee Benefits.

          (a) Benefit Plans. Section 2.18(a) of the Disclosure Letter sets forth and identifies a complete and correct list of all Benefit Plans (as hereinafter defined) maintained or sponsored by the Companies or with respect to which the Companies could reasonably be expected to have liability or to have any obligation to contribute, for or with respect to any of the current or former employees of the Companies or their beneficiaries, whether or not funded and whether or not terminated (hereinafter individually referred to as a "Company Plan" and collectively referred to as the "Company Plans"). As used in this Agreement, the term "Benefit Plans" shall mean all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit; insurance, medical, medical reimbursement; life; disability; accident; post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement.

          (b) Compliance. Each of the Company Plans and, to the Companies' knowledge, all related trusts, insurance contracts and funds, have been created, maintained, funded and administered in compliance in all material respects with all applicable laws and in compliance in all material respects with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. Other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or threatened against any Company Plan or against or affecting any fiduciary thereof or the assets of any trust or, to the Companies' knowledge, insurance contract thereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality, and, to the knowledge of the Companies, there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company Plans, any fiduciaries thereof or the assets of any trust or, to the Companies' knowledge, insurance contract thereunder other than qualified domestic relations or medical support orders.

          (c) Qualified Plans. Section 2.18(c) of the Disclosure Letter discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under
Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter in any manner that could reasonably be expected to adversely affect such Plan's qualified status. No member of the Company Group, nor, to the Companies' knowledge, any fiduciary of any Qualified Plan nor any agent of any of the foregoing, has done anything that could reasonably be expected to adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust. No partial termination (as defined under Section 411(d)(3) of the Code) of any Qualified Plan has occurred.

          (d) No Title IV Plans. No Company Plan is or, at any time for which any relevant statute of limitations remains open, has been either (i) a defined benefit plan within the meaning of Section 3(35) of ERISA, or (ii) a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

          (e) No Withdrawal or Other Title IV Liabilities. None of the Companies nor any other employer that, together with any of the Companies would be considered a single employer under Sections 414(b), (c), (m) or (o) of the Code (the "Company Group") has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any

Multiemployer Plan. None of the Companies nor any member of the Company Group has incurred or, to the knowledge of the Companies, is reasonably likely to incur any other liability under Title IV of ERISA that could reasonably be expected to result in a Material Adverse Effect.

          (f) No Foreign Plans. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

          (g) No Acceleration of Liabilities. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will
(i) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Participant; (ii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of
Section 280G(b) of the Code; or (iii) constitute or involve a prohibited transaction as defined under ERISA or the Code, or a breach of fiduciary duty under Title I of ERISA.

          (h) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject any of the Companies to any liability or Tax under
Part 5 of Title I of ERISA or Section 4975 of the Code that could result in a Material Adverse Effect. No breach of fiduciary duty under Title I of ERISA has occurred with respect to any Company Plan that could reasonably be expected to result in a Material Adverse Effect. With the exception of the requirements of
Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

          (i) Copies of Certain Documents. For each Company Plan, to the extent applicable to each such Company Plan, true and complete copies of the following have been delivered to Buyer: (A) the documents embodying the Company Plans, including, but not limited to, the plan documents, all amendments thereto and the related trust or funding agreements, and, in the case of any unwritten Company Plans, written descriptions thereof; (B) annual reports including without limitation Forms 5500 and all schedules thereto for the last three (3) years; (C) financial statements for the last three (3) years; (D) actuarial valuations, if applicable, for the last three (3) years; and (E) each communication to employees regarding changes or amendments to the Company Plans not yet made to such Company Plan. The Company has also furnished to Buyer a copy of the current summary plan description and each summary of material modification prepared in the last three (3) years for each Company Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Company Plans. To the Companies' knowledge, no oral or written representations or commitments inconsistent with such written materials have been made to any employee of the Companies by any employee or agent of the Companies.

     2.19. Tax Matters.

          (a) Except as set forth in Section 2.19(a) of the Disclosure Letter, each of the Companies has (i) timely filed all Tax Returns required to be filed by the Companies; and (ii) paid in full all material Taxes that it was required to pay (whether or not shown on any Tax Return), and any interest or penalties with respect thereto. All such Tax Returns are correct and complete in all material respects. Except as set forth in Section 2.19(a) of the Disclosure Letter, none of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that any of such entities is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies. For purposes of this Agreement, the term "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, whatever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other entity or person. For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) Except as set forth in Section 2.19(b) of the Disclosure Letter, none of the Companies is a party to any claim, dispute, pending action or proceeding, nor is any such claim, dispute, action or proceeding threatened in writing by any governmental authority, for the assessment or collection of any Taxes, and no claim for the assessment or collection of any Taxes has been asserted in writing against any of the Companies which has not been settled with all amounts due having been paid. None of the Companies has knowledge that any governmental authority will propose or assess any additional Taxes with respect to any of the Companies.

          (c) Each of the Companies has withheld and paid proper and accurate amounts of Taxes from its employees, independent contractors, creditors, stockholders and other third parties, in compliance in all material respects with all withholding and similar provisions of any and all applicable federal, foreign, state, and local laws, statutes, codes, ordinances, rules and regulations.

          (d) Section 2.19(d) of the Disclosure Letter contains a list of all federal, state, local and foreign income Tax Returns filed with respect to each of the Companies for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Companies have made available to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns of each of the Companies, examination reports relating to the Companies, and statements of deficiencies assessed against or agreed to by each of the Companies all since December 31, 1998. Except as set forth in Section 2.19(d) of the Disclosure Letter, since December 31, 1999, the Companies have not received in writing from any foreign, federal, state or local taxing authority any (i) notice indicating an intent to open an audit or other review (except with respect to completed or ongoing audits), (ii) request for information related to Tax matters (except with respect to completed or ongoing audits), or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Companies.

          (e) Except as set forth in Section 2.19(e) of the Disclosure Letter, the Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) The Companies have not filed consents under Code Section 341(f) concerning collapsible corporations. None of the Companies is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law), or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Companies have not been United States real property holding corporations within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Companies is a party to or bound by any Tax allocation or sharing agreement. None of the Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has any liability for Taxes of any entity or person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (g) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law); (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          (h) AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger and Michiana (and any predecessor of such entities) have been validly electing S corporations (as defined in Code Section 1361(a)(1)) at all times during their respective existences.

          (i) None of AEC, Brown Mackie, Commonwealth, Asher, Stautzenberger and Michiana will be liable for any Tax under Code Section 1374 in connection with the deemed sale of their assets caused by the Section 338(h)(10) Election.

          (j) The representations and warranties in this Section 2.19 hereof are the sole and exclusive representations and warranties given by the Companies relating to Taxes, Tax Returns, or other Tax matters.

     2.20. Insurance. Section 2.20 of the Disclosure Letter sets forth all of the current insurance policies with respect to which any Company is the owner, insured or beneficiary, including a list of all policies or binders of property and casualty, general and vehicular liability, fidelity and fiduciary liability, umbrella, workers' compensation, key-man life and other similar insurance, and all binders for insurance to be purchased on or before the Closing Date in order to replace policies expiring prior to the Closing Date. To the knowledge of the Companies, the Companies will not have any liability after the Closing Date for retrospective or retroactive premium adjustments, or insurance deductibles arising from the operation of the Schools or otherwise in connection with the operation of the business of the Companies prior to the Closing Date. Except as set forth in Section 2.20 of the Disclosure Letter, all insurance policies covering general liability maintained by or for the benefit of the Companies are "occurrence" policies and not "claims made" policies. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to the Companies of any of the insurance policies listed in Section 2.20 of the Disclosure Letter, or have a Material Adverse Effect on the rights of the Companies with respect to liabilities arising in connection with the operations of the Companies prior to the Closing Date. Within two (2) years prior to the date hereof, the Companies have not been denied insurance, or been offered insurance only at a commercially prohibitive premium.

     2.21. Environmental Matters. Except as set forth in Section 2.21 of the Disclosure Letter:

          (a) The Companies and the Schools are and have been in compliance with applicable federal, state or local laws, rules, regulations, ordinances and directives relating to the protection of the environment as existing at the Closing Date ("Environmental Laws"), except where such failure to comply would not have a Material Adverse Effect.

          (b) None of the Companies or the Schools has received any written notices or claims alleging that the Companies or the Schools are in violation of any Environmental Laws.

          (c) To the knowledge of the Companies, none of the Companies or any of the Schools has transported, arranged for transportation, stored, treated, disposed or arranged for disposal of, any material defined as a hazardous substance or waste under Environmental Laws ("Hazardous Substance") at or to any location other than a site lawfully permitted to receive such Hazardous Substance for such purposes. For purposes of this Agreement, the term "Hazardous Substance" shall include petroleum and petroleum-based substances.

          (d) None of the Companies or any of the Schools has received any written communication, including any request for information, notice of claim, demand, order, PRP notice, or other notification, from any governmental authority or third party that it is or may be potentially responsible with respect to any material investigation, abatement or cleanup of any threatened or actual release, spill, leak, discharge, disposal or dumping (a "Release") of any Hazardous Substance.

          (e) There is no pending or, to the knowledge of the Companies, contemplated claim or action against any of the Companies or the Schools under Environmental Laws alleging that the Companies or any of the Schools has adversely impacted the Real Property or any other property in proximity to the Real Property.

          (f) None of the Companies or any of the Schools has entered into any agreement with any person or governmental agency obligating it to perform material remediation under any Environmental Law.

          (g) Except for small quantities of Hazardous Substances used in connection with the operations of the Companies or the Schools (including cleaning and maintenance supplies), none of the Real Property is used to treat, store or dispose of Hazardous Substances in violation of Environmental Laws or in a manner which requires a permit or other approval of a governmental authority under Environmental Laws.

          (h) To the knowledge of the Companies, no Hazardous Substance has been disposed, deposited, or Released into, on or at the Real Property which will require material investigative or remedial action by any of the Companies.

          (i) To the knowledge of the Companies, no polychlorinated biphenyls ("PCBs") or friable or damaged asbestos-containing materials ("ACMs") are present at any of the Real Property, nor were PCBs or ACMs removed from or remediated at the Real Property, except in compliance with Environmental Laws.

          (j) To the knowledge of the Companies, there are no underground storage tanks containing Hazardous Substances located at the Real Property and no such underground storage tanks have been closed or removed at the Real Property, except in compliance with Environmental Laws.

          (k) The representations and warranties in this Section 2.21 are the sole and exclusive representations and warranties given by the Companies relating to Environmental Laws or environmental matters.

     2.22. Finder's Fees. None of the Sellers, the Companies nor any of the officers, directors, members, managers, agents or employees of either of the foregoing has employed any finder or investment banker or incurred any liability for any commissions or broker's or finder's fees in connection with the transactions contemplated herein.

     2.23. Compliance with Law; Education Agency Compliance.

          (a) Since July 1, 1999 (the "Compliance Date"), except as set forth in
Section 2.23(a) of the Disclosure Letter, the Schools have been operated in conformity in all material respects with all applicable federal, state and local laws and regulations, including those laws and regulations pertaining to immigration and non-U.S. citizens. Except as set forth in Section 2.23(a) of the Disclosure Letter, the Companies and each of the Schools currently maintain and, since the Compliance Date, have maintained without interruption all licenses, permits, approvals, clearances, consents, certificates and other evidences of approval or authority of Sellers, the Companies or the Schools which are necessary or appropriate to the conduct of the business of the Companies or any of the Schools to the full extent as now conducted (collectively, the "Educational Approvals") issued by any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for such Schools, regulates post-secondary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, or the provision of financial assistance by and to such schools ("Education Agencies"). Section 2.23(a) of the Disclosure Letter contains a complete listing of all Educational Approvals currently in effect for each of the Schools to the extent that such Educational Approvals (i) are required for Title IV participation or (ii) constitute programmatic accreditations issued by an accrediting agency for the purpose of accrediting specific educational programs offered at the Schools. Each of the Companies and each of the Schools are and, since the Compliance Date, have been in compliance in all material respects with the terms and conditions of all such Educational Approvals, and have timely notified and obtained all required approvals from, all applicable Education Agencies or each substantive change in the Companies or the Schools since the Compliance Date, including any changes in ownership or control. Except as reflected in Section 2.23(a) of the Disclosure Letter, there are no proceedings pending to revoke, suspend, limit, condition, restrict or withdraw any Educational Approval, and there are, to the knowledge of the Companies, no facts, circumstances or omissions concerning the Companies or the Schools that would be reasonably likely to result in such a proceeding. Except as disclosed in Section 2.23(a) of the Disclosure Letter, since the Compliance Date, neither any of the Companies, nor any of the Schools has received written or, to the knowledge of the Companies, oral notice that any of the Companies or any of the Schools is or was in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval. Except as disclosed in
Section 2.23(a) of the Disclosure Letter, since the Compliance Date, neither any of the Companies, nor any of the Schools has received written or, to the knowledge of the Companies, oral notice that any of the Educational Approvals will not be renewed and, to the knowledge of the Companies, there are no facts, circumstances or omissions concerning the Companies or the Schools that would be reasonably likely to result in a non-renewal. In addition, and without limiting the foregoing:

          (1) Each of the Companies, and each of the Schools possess, and since the Compliance Date, have possessed, all requisite Educational Approvals for each educational program the Schools have offered and for each campus, location, or facility where the Schools have offered all or any portion of an educational program.

          (2) Each of the Companies, and each of the Schools possess, and since the Compliance Date, have possessed, all requisite Educational Approvals to operate each such School in each jurisdiction in which such School is located or conducts any operations, including providing educational services, student marketing or recruiting, and all requisite approvals from such jurisdictions for the educational programs currently offered.

          (3) Each of the Schools is fully or provisionally certified by the Department of Education to participate in the student financial aid programs (the "Title IV Programs") administered by the Department of Education under Title IV of the Higher Education Act of 1965, as amended ("HEA"), and are each a party to, and, except as disclosed in Section 2.23(a)(3) of the Disclosure Letter, in compliance in all material respects with, a valid and effective Program Participation Agreement with the Department of Education that is in full force and effect. Except as set forth in Section 2.23(a)(3) of the Disclosure Letter, neither the Companies, nor any of the Schools is subject to, nor, to the knowledge of the Companies, has either been threatened with, any fine, limitation, suspension or termination proceeding, or subject to any other action or proceeding by the Department of Education that could reasonably be expected to result in the suspension, limitation, conditioning, or termination of certification or eligibility, or a liability or fine.

          (4) Except as disclosed in Section 2.23(a)(4) of the Disclosure Letter, the Companies and the Schools are, and since the Compliance Date, have been, in compliance in all material respects with all applicable rules, regulations and requirements pertaining to the Schools' participation in the Title IV Programs. Without limiting the foregoing:

               (i) Since the Compliance Date, each education program offered by the Schools was and is an eligible program in accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. 668.8.

               (ii) Since the Compliance Date, each School is and has been duly qualified as, and is and has been in full compliance with, the Department of Education definition of "proprietary institution of higher education."

               (iii) For each fiscal year ending on or after the Compliance Date, each of the Schools has complied with the limitation on the receipt of Title IV Program funding under the "90/10 Rule" codified at 34 C.F.R. 600.5(a)(8), (d) (as amended by Section 101(a) of Public Law No. 105-244 (Higher Education Amendments of 1998)).

               (iv) For each fiscal year ending on or after the Compliance Date, each of the Schools and each of the Companies has satisfied the standards of financial responsibility in accordance with 34 C.F.R. 668.15 and 34 C.F.R. 668.171-175, as applicable. Except as disclosed in Section 2.23(a)(4)(iv) of the Disclosure Letter, since the Compliance Date, none of the Companies nor any School has lacked financial responsibility or has been required by notice or law to post a letter of credit or other form of surety for any reason.

               (v) Since the Compliance Date, except as disclosed in Section 2.23(a)(4)(v) of the Disclosure Letter, neither the Companies nor any of the Schools have been subject to the reimbursement or cash monitoring payment method as described at 34 C.F.R. 668.162 or any predecessor regulation.

               (vi) Since the Compliance Date, each of the Schools and each of the Companies has timely filed with the Department of Education all required compliance audits and audited financial statements, including those required by 34 C.F.R. 668.23 or any predecessor regulation.

               (vii) Since the Compliance Date, except as disclosed in Section 2.23(a)(4)(vii) of the Disclosure Letter, each School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in accordance in all material respects with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. 668.22, 34 C.F.R. 682.605 and any predecessor regulations.

               (viii) Since the Compliance Date, except as disclosed in Section 2.23(a)(4)(viii) of the Disclosure Letter, each School has disbursed and processed Title IV Program funds in accordance in all material respects with all applicable rules, regulations and requirements, including without limitation the requirements of 34 C.F.R. 668.164, 34 C.F.R. 682.604 and any predecessor regulations.

               (ix) Since the Compliance Date, except as disclosed in Section 2.23(a)(4)(ix) of the Disclosure Letter, the Schools have properly determined students' eligibility to obtain Title IV Program funds for which they are eligible prior to disbursing, and has disbursed, all Title IV Program funds in accordance in all material respects with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. 682.201, 34 C.F.R. 668, Subpart C, and any predecessor regulations.

               (x) Since the Compliance Date, each School has at all times complied with the limitations in 34 C.F.R. 600.7 on the number of courses that each School may offer by correspondence or telecommunications and the number of students who may enroll in such courses.

          (5) Section 2.23(a)(5) of the Disclosure Letter contains a list of all Department of Education program reviews or surveys, final audit determinations, Department of Education Office of Inspector General audits and investigations, and Department of Justice investigations conducted at each of the Schools since the Compliance Date. No program review or survey, audit determination, Department of Education Office of Inspector General audit or investigation, or Department of Justice investigation remains pending or unresolved except as disclosed in Section 2.23(a)(5) of the Disclosure Letter.

          (6) Except as disclosed in Section 2.23(a)(6) of the Disclosure Letter, none of the Schools is on probation, monitoring or warning status with any Education Agency, including any accrediting body or any state regulatory agency or guaranty agency, nor since the Compliance Date has any School been subject to any adverse action by any Education Agency

(including being directed to show cause why accreditation or other Educational Approval should not be revoked, withdrawn, conditioned, suspended or limited) to revoke, withdraw, deny, suspend, condition or limit accreditation.

          (7) Since the Compliance Date, except as disclosed on Section 2.23(a)(7) of the Disclosure Letter, the Companies, and the Schools have complied with all stipulations, conditions and other requirements imposed by any accrediting body, state regulatory agency or other Education Agency at the time of, or since, the last issuance of the Educational Approval, including but not limited to the timely filing of all required reports and responses.

          (8) Each of the Companies, and each of the Schools do not, and since the Compliance Date, has not, provided, or contracted with any entity that provides, any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or awarding financial aid to any persons or entities engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid.

          (9) Since the Compliance Date, except as disclosed in Section 2.23(a)(9) of the Disclosure Letter, all student financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance in all material respects with all federal and state requirements, and there are no material deficiencies in respect thereto. Except as disclosed in
Section 2.23(a)(9) of the Disclosure Letter, students have been funded in all material respects in a timely manner with respect to the date for which they were eligible for funding and for the amounts they were eligible to receive, and such students' records conform in form and substance in all material respects to all relevant regulatory requirements.

          (10) Neither any of the Companies, nor any of the Schools, nor any person or entity that exercises substantial control over any of the Schools or any of the Companies (as the term "substantial control" is defined in 34 C.F.R. 668.174(c)(3)), or member of such person's family (as the term "family" is defined in 34 C.F.R. 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another school or third-party servicer (as that term is defined in 34 C.F.R. 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

          (11) Neither any of the Companies, nor any of the Schools, nor any person or entity that exercises substantial control over any of the Schools or any of the Companies, or member of such person's family, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

          (12) Neither any of the Companies, nor any of the Schools, nor any of their employees has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

          (13) Neither any of the Companies nor any of the Schools has employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

          (14) Except as disclosed in Section 2.23(a)(14) of the Disclosure Letter, none of the Companies, or any of the Schools contracts with a third-party servicer (as such term is defined in 34 C.F.R. 668.2) to provide any services in connection with the processing or administration of the Schools' administration of the Title IV Programs.

          (15) Neither any of the Companies, nor any of the Schools provides, or since the Compliance Date, has provided, any educational instruction on behalf of any other institution or organization of any sort. No other institution or organization of any sort provides, or since the Compliance Date, has provided, any educational instruction on behalf of the Schools.

          (16) True and complete copies of all policy manuals and other statements of procedures or instruction relating to recruitment of students, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; admissions procedures, including any descriptions of procedures for ensuring compliance with state or federal or other appropriate standards or tests of eligibility; procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively referred to as the "Policy Guidelines") have been made available to Buyer. Since the Compliance Date, the Companies' operations have been conducted in all material respects in accordance with the Policy Guidelines.

          (17) Since the Compliance Date, complete and accurate books and records for all present and past students attending the Schools have been maintained in accordance in all material respects with all applicable federal and state laws and regulations, and are true and correct in all material respects.

          (18) Sellers and each of the Companies have made available to Buyer true, correct and complete copies of all documentation referenced in Section
2.23 of the Disclosure Letter. In addition, Section 2.23(a)(18) of the Disclosure Letter lists all written notices (excluding general correspondence routinely received from the Department of Education or any Educational Agency by Schools participating in Title IV Programs or approve by such Education Agency) received from the Department of Education, any accrediting agency, any state licensing agency, any guaranty agency, the Office of Inspector General of the Department of Education or the Department of Justice to the extent that such notice or notification is not listed elsewhere in the Disclosure Letter and to the extent that such notice or notification (1) (a) other than with respect to Southern Ohio LLC, was sent or received on or after July 1, 1998, or (b) with respect to Southern Ohio LLC, was sent or received on or after June 13, 2002, or is known to the Sellers or the Companies and was sent or received on or after July 1, 1998, and (2) contains (A) any notice that any Educational Approval is or was not in full force and effect; (B) any written notice or report of a program review, investigation, survey or Office of Inspector General audit, investigation or survey alleging that any Company or School has violated or is violating any legal requirement or any Educational Agency requirement, or that any Company or School has failed to maintain and retain in full force and effect any and all Educational Approvals, or, to the extent that a written report has not been issued to the Company or the School in connection with such program review, audit, survey, or investigation, giving notice that a program review, audit, survey or investigation will be conducted; (C) any notice of an intent to limit, suspend, terminate, revoke, cancel, not renew, condition or place on show cause any Educational Approval; (D) any notice of an intent or threatened intent to condition the provision of Title IV program funds to any Company or School or the posting of a letter of credit or other surety in favor of the Department of Education; (E) any notice of an intent to provisionally certify the eligibility of any School to participate in the Title IV Programs; or (F) notice of the placement or removal of any

School on or from the reimbursement or cash monitoring method of payment under the Title IV Programs. Notwithstanding anything to the contrary contained in this Section 2.23(a)(18), neither Sellers nor any of the Companies make any representation, warranty, or covenant, or undertake any obligation, with respect to any notice or notification within the scope of any of subparagraphs (A) through (F) of Section 2.23(a)(18) and sent or received prior to the Compliance Date.

          (b) Notwithstanding anything to the contrary contained in this Section 2.23, in the event of a dispute between the Sellers and Buyer regarding the actual timing of any fact or circumstance occurring during the period from January 1, 1999 to December 31, 1999 and giving rise to a breach of any representation and warranty contained in this Section 2.23, the Sellers shall not be liable for any such breach unless Buyer establishes based upon clear and convincing evidence that the fact or circumstance causing such representation or warranty to be untrue occurred during the period from July 1, 1999 to December 31, 1999; provided, however, that this Section 2.23(b) shall only apply to those representations or warranties contained in this Section 2.23 that relate to the Compliance Date.

          (c) None of the Schools has accepted any foreign students since February 15, 2003. A list of all foreign students currently enrolled at each of the Schools is set forth in Section 2.23(c) of the Disclosure Letter, and each such student's enrollment will end prior to August 1, 2003 to the extent required by applicable law.

     2.24. Compliance with Laws. The Companies and each of the Schools are in compliance in all material respects with all applicable laws (including any statute, rule, regulation, code, plan, injunction, judgment, order, decree, ordinance, writ, ruling, or charge) of any federal, state, local and foreign governments (and all agencies thereof).

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Disclosure Letter, each of the Sellers hereby, severally (and not jointly) and in each case in respect of himself, herself or itself only, represents and warrants to Buyer as follows:

     3.1. Existence. Each such Seller that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to operate, own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. If such Seller is a trust, such Seller has been duly created and is validly existing under the laws of the jurisdiction of its creation.

     3.2. Ownership.

          (a) Each such Equity Seller owns, of record, legally, beneficially and exclusively, all of the Purchased Interests set forth opposite such Seller's name in Section 3.2(a) of the Disclosure Letter attached hereto, in each case, free and clear of all Encumbrances. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no shareholder, voting trust, or other agreements or understandings to which such Equity Seller is a party or to which it is bound relating to the voting of any of the Purchased Interests and each such Equity Seller holds the exclusive right and power to vote their Purchased Interests. There are no outstanding subscriptions, options, warrants, preemptive rights, exercise rights, exchange rights, appreciation, phantom stock or other rights to acquire from such Equity Seller any of the Purchased Interests or any other shares of capital stock or membership interests, as applicable, of the Companies. Upon delivery of the Purchased Interests under this Agreement, Buyer will acquire good and valid legal and exclusive title to the Purchased Interests, free and clear of any Encumbrances except for such Encumbrances created by the Buyer.

          (b) As of the date hereof, each such Note Seller holds the TL Warrants and Debentures, Options and Restricted Stock set forth opposite such Note Seller's name in Section 3.2(b) of the Disclosure Letter, in each case, free and clear of all Encumbrances.

     3.3. Authority. Such Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited partnership or trust action, as the case may be, on the part of each such Seller that is a corporation, limited partnership or trust, and no further action is required on the part of such Seller to authorize the Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes, and each other agreement to which such Seller is a party and which is executed at the Closing pursuant to this Agreement when executed and delivered by such Seller shall constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     3.4. No Pending Litigation or Proceedings.

          (a) Except as disclosed in Section 3.4(a) of the Disclosure Letter, there is no Litigation pending or, to the knowledge of such Seller, threatened against or affecting such Seller with respect to such Seller's Purchased Interests, the TL Warrants and Debentures, the Options or the Restricted Stock, at law or in equity, including any Litigation by or before the Department of Education or any other applicable accrediting agency, guarantee agency or any federal, state or local governmental body.

          (b) There are presently no outstanding judgments, decrees or orders of any accrediting agency, guarantee agency or federal, state or local governmental body against or affecting such Seller with respect to such Seller's Purchased Interests, TL Warrants and Debentures, Options or Restricted Stock.

          (c) Except as disclosed in Section 3.4(c) of the Disclosure Letter, no such Seller has commenced or has any pending Litigation against any third party with respect to such Seller's Purchased Interests, TL Warrants and Debentures, Options or Restricted Stock.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers as follows:

     4.1. Organization; Corporate Power and Authority; Authorization. Buyer is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. Buyer has full legal right, power and authority to make, execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes, and each other agreement to which Buyer is a party and which is executed at the Closing pursuant to this Agreement when executed and delivered by Buyer shall constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     4.2. No Violation of Laws or Agreements. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will: (a) contravene any provision of the charter or bylaws of Buyer, (b) conflict with, or result in a breach of, or constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any license, franchise, indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which its assets may be bound or affected, or (c) violate any law or violate any judgment or order of any governmental body to which Buyer is subject.

     4.3. Absence of Proceedings; Finder's Fee. No action or proceeding has been instituted against Buyer before any court or other governmental body by any person seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer has not made any arrangement or taken any other action that might cause Sellers to become liable for a finder's fee or commission as a result of the transactions contemplated hereunder.

     4.4. Consents. Except as required under the HSR Act (as hereinafter defined) or as otherwise contemplated by this Agreement, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.5. Compliance with Educational Laws. To the knowledge of Buyer, neither the Buyer nor any of its affiliates or employees have been nor are the subject of any actions, suits proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of any Company or School by the Department of Education or by any Education Agency in connection with any Educational Approval required for issuance of a PPPA or a Temporary PPPA. To the knowledge of Buyer, there are no circumstances involving the Buyer or its affiliates that would prevent or delay the approval of the change in ownership of any Company or School by the Department of Education or by any Education Agency in connection with any Educational Approval required for issuance of a PPPA or a Temporary PPPA as contemplated by this Agreement.

                                    ARTICLE V

                                CERTAIN COVENANTS

     5.1. Conduct of Business Pending Closing. From and after the date hereof through and including the Closing Date, unless Buyer shall otherwise consent in writing, the Companies shall, and, as applicable, the Sellers shall cause the Companies to, continue to conduct the operations and administer the affairs of the Companies and the Schools as follows:

          (a) Ordinary Course; Compliance. Except as disclosed in Section 5.1(a) of the Disclosure Letter or as contemplated by this Agreement, each of the Companies shall conduct its operations and business, and administer its affairs, only in the ordinary course and consistent with past practice. The Companies shall take reasonable actions to maintain the property, equipment and other assets of the Companies, in substantially the same condition as such assets existed on the date of this Agreement and consistent with past practice and, subject to available resources, to comply in a timely fashion with the provisions of all their agreements and commitments. The Companies shall use their reasonable efforts to keep their respective business organizations intact, maintain all licenses and accreditation, keep available the services of their present employees and preserve the goodwill of their employees, students, suppliers, and others having relations with them. The Companies shall maintain in full force and effect the policies of insurance listed in Section 2.20 of the Disclosure Letter, subject only to variations required by the ordinary operations of the Companies or else shall obtain or cause to be obtained, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. Without limiting the generality of the foregoing, the Companies shall maintain current levels of advertising and other student recruitment efforts and student enrollment standards, to maintain the Schools' curricula and academic programs, and shall comply with regulatory and accreditation requirements.

          (b) Transactions. Except as contemplated by this Agreement, Sellers shall not: (i) permit the Companies to amend their charter documents or bylaws or operating agreement or certificate of formation, as applicable; (ii) permit any of the Companies to enter into any contract or commitment the performance of which may extend beyond the Closing Date, except those made in the ordinary course of business, the terms of which are reasonable and consistent with past practice; (iii) permit any of the Companies to enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (iv) permit any of the Companies to fail to pay any taxes or any other liability or charge of the Companies when due (other than charges contested in good faith by appropriate proceedings); (v) permit the Companies to make, change or revoke any tax election or make any agreement or settlement with any taxing authority; or (vi) permit any of the Companies to declare or pay any dividend or make any other distribution in respect of the equity securities or membership interests, as applicable, in the Companies. Buyer acknowledges that the Companies may enter into compensation arrangements with members of management and Tech Leaders prior to Closing; provided, however, that any such compensation arrangements will not have an adverse impact on any of the Companies after the Closing Date.

          (c) Certain Specific Commitments. Prior to the Closing, Sellers shall not, nor shall they permit the Companies to, (i) except as provided in the Capital Plan provided to Buyer, make any capital expenditures, in the aggregate, in excess of Fifty Thousand Dollars ($50,000) outside the ordinary course of business of the Schools (unless such expenditure is identified in the current business plan of the Schools) without the prior written consent of Buyer, or
(ii) cause
the Schools or the Companies to incur additional debt through the Closing Date (other than debt incurred and paid or settled prior to the Closing and letters of credit issued by any of the Companies to the Department of Education) without the prior written consent of Buyer.

          (d) Dividends and Transfers. Notwithstanding anything else in this
Section 5.1 to the contrary, during the period prior to the Closing, each of the Companies may dividend or otherwise transfer any available cash, cash equivalents and marketable securities of the Companies to Sellers; provided, that any such dividend or payment would not cause the Net Current Assets of the Companies to be less than zero at any time on or before the Closing Date. In addition to the foregoing, each Parent Company shall, prior to the Closing, issue Seller Notes in accordance with this Agreement.

          (e) Access, Information and Documents. The Sellers shall give to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers), upon authorization by the Sellers' Representative, reasonable access during normal business hours to all of the properties, books, tax returns, contracts, commitments, records (including financial aid, accreditation, regulatory compliance and Educational Approval records), officers, personnel and accountants (including independent public accountants) of the Companies and the Schools and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Companies and the Schools as Buyer may reasonably request. Without limiting the foregoing, to the extent Buyer wishes to conduct Phase I environmental site assessments of the Real Property, the Sellers shall give Buyer's environmental consultant access to conduct such Phase I environmental site assessments of the Real Property, provided Buyer uses an environmental consultant reasonably satisfactory to the Sellers' Representative, consultant agrees to allow the Sellers to rely on the reports to the same extent as Buyer may rely, and the Sellers' Representative reasonably approves of the scope and format of the Phase I. Buyer may not perform any environmental investigations beyond that which is described in the preceding sentence without the advance written approval of the Sellers' Representative.

          (f) Amendment of Schedules. At any time prior to two (2) business days before the Closing Date, the Sellers and the Parent Companies may supplement or amend the Disclosure Letter with respect to any matter arising after the date hereof that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter or would have been necessary to make any information in any representation or warranty of the Parent Companies or the Sellers contained in this Agreement complete or correct as of the Closing Date. For purposes of determining the conditions precedent set forth in Section 6.1(a), no such amendment or supplement shall be given any effect whatsoever; for all other purposes, including Section 8.2, each such amendment or supplement shall be given effect.

     5.2. Regulatory and Other Approvals

          (a) The Sellers and the Buyer will (i) within a reasonable period of time after execution of this Agreement take any reasonable actions necessary to file notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) comply within a reasonable period of time with any binding request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) to the extent mutually agreed among Buyer and the Sellers' Representative, request early termination of the applicable waiting period.

          (b) Promptly after the execution of this Agreement, Buyer and Sellers shall cooperate to (i) file pre-acquisition review applications with the Department of Education with respect to each of the Schools owned by the Companies and (ii) seek any and all required approvals of all state and regional educational regulatory authorities and accrediting agencies which are necessary for the consummation of the transactions contemplated hereby. In addition:

               (i) Buyer shall, and the Sellers shall use all commercially reasonable efforts to assist Buyer to, file, not later than June 24, 2003, a pre-acquisition review application for each School with the Department of Education in order to obtain letters from the Department of Education stating that, for each School upon notice of the completion of the sale contemplated hereby, the Department of Education will issue to the School a Temporary PPPA to continue the School's participation in the Title IV Programs following the Closing, provided, that such letters shall not include any condition that would reasonably be expected to have a material adverse effect on the issuance of any Temporary PPPA ("Pre-acquisition Review Letters").

               (ii) The parties will cause their representatives to promptly and regularly advise each other concerning the occurrence and status of any discussions or other communications, whether oral or written, with any state education regulating body, accrediting agency or governmental authority or other third party with respect to any consent, the Temporary PPPAs or the PPPAs, including any difficulties or delays experienced in obtaining any consent, and of any conditions proposed, considered, or requested in connection with any consent, the Temporary PPPAs or the PPPAs.

               (iii) The Sellers will cooperate fully with Buyer in its efforts to obtain any consents, the Temporary PPPAs and the PPPAs. Buyer shall use commercially reasonable efforts to timely file all applications and other documents (including applications and other documents filed prior to the Closing) necessary to obtain any consent, the Temporary PPPAs or the PPPAs, including the filings described in 34 C.F.R. (S) 600.20(g)(1), (g)(2) and
(h)(3); provided that any and all submissions required to obtain or maintain the Temporary PPPAs and PPPAs shall be made timely in accordance with Department of Education requirements.

               (iv) Buyer will allow the Sellers' and the Companies' agents and representatives to participate in any meetings or telephone calls with any state education regulatory body, accrediting agency or governmental authority to discuss the status of any consent, the Temporary PPPAs or the PPPAs; provided, however, that the Sellers, the Companies and their agents will confer in advance with Buyer to agree on the issues to be discussed in such meeting or telephone call and will not introduce any issues that are not agreed to in advance and will not respond to any compliance issues first introduced in such meeting or telephone call by the state education regulatory body, accrediting agency or governmental authority.

               (v) The Sellers will use all commercially reasonable efforts to cause each Company to ensure that its appropriate officers and employees shall be available to attend, as any governmental authority may reasonably request, any scheduled hearings or meetings in connection with obtaining any consent, any Temporary PPPA or any PPPA.

          (c) Buyer and Sellers shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act as promptly as commercially reasonable after the date of this Agreement. The obligations of Buyer and Sellers under this Section 5.2 with respect to the HSR Act shall not require Buyer or Sellers to obtain or attempt to obtain any such waiver, permit, consent, approval or authorization if obtaining such waiver, permit, consent, approval or authorization would require disposition of any assets of Buyer or Sellers or any affiliate of either.

     5.3. Costs and Expenses. Buyer and Sellers shall each pay all their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. Notwithstanding the foregoing, (a) the Buyer shall pay the HSR filing fees, and (b) the Sellers (collectively, on a several basis) and the Buyer shall each pay one-half (1/2) of any sales tax or any Transfer Taxes applicable to the transactions contemplated hereby. "Transfer Taxes" means, other than sales tax, all transfer, documenting, stamp or registration Taxes applicable to the purchase of the Purchased Interests contemplated hereby.

     5.4. Fulfillment of Agreements. Each party to this Agreement shall use commercially reasonable efforts to cause all of the conditions to the obligations of the others under Article VI to be satisfied on or prior to the Closing and shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly notify the others of any action, suit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against such party or any facts or circumstances as to which it obtains knowledge that would prevent the satisfaction of any of the conditions set forth in Article VI.

     5.5. Publicity; Disclosure. Prior to the issuance of any press release or the making of any other public announcements by Buyer or any of the Sellers, including any announcement to employees and current or prospective students, with respect to this Agreement or the transactions contemplated hereby (except to the respective directors and officers of the Companies and Buyer), each of Buyer and the Sellers' Representative (on behalf of the Sellers) shall provide not less than two (2) business days prior notice and consult with the other party with respect to such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation and written consent of such other party, except as required by law or regulation. Notwithstanding the foregoing, Buyer and the Companies may make any necessary and appropriate disclosure of the terms of this Agreement to such government authorities and any other accrediting agencies or other third parties whose consent or approval may be required prior to the Closing.

     The terms of that certain Confidentiality Agreement, dated as of February 12, 2003, attached hereto as Exhibit H, are hereby incorporated herein by reference and shall remain in effect until the Closing.

     5.6. Further Assurances. From time to time, as and when requested by any party hereto, the other parties, without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby.

     5.7. Educational Approvals. Sellers shall provide such additional assistance and cooperation to Buyer as Buyer shall reasonably request in connection with the transfer of any Educational Approval, accreditation, authorization or approval to Buyer hereunder.

     5.8. No Control. Between the date of this Agreement and the Closing Date, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Companies, but such operations shall be the sole responsibility and, subject to Section 5.1, in the complete discretion of the Companies.

     5.9. Exclusivity. Until the earlier of the Closing Date or such date as this Agreement is terminated, Sellers will not, directly or indirectly, communicate with any party other than Buyer or any of the Sellers' attorneys, accountants, representatives or other advisors, concerning the sale or other disposition of the Purchased Interests or any material portion of the assets of the Companies by merger, consolidation, operation of law or otherwise.

     5.10. Consent; Assignment of Agreements. Sellers shall use their commercially reasonable efforts prior to, and if necessary after, the Closing, to obtain at the earliest practicable date any consent to the transactions contemplated hereby required by any agreement which requires consent to assignment, without any conditions adverse to Buyer.

     5.11. Tax Matters.

          (a) Sellers severally (and not jointly) shall indemnify each of the Companies, Buyer and any affiliate of Buyer and hold them harmless from and against any loss, claim, liability expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion of the taxable period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Companies) imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Sellers shall be liable only to the extent that all such Taxes described in this Section 5.11(a) exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Final Closing Balance Sheets that is taken into account in determining Net Current Assets. Sellers shall reimburse Buyer for any Taxes of the Companies which are the responsibility of Sellers pursuant to this Section 5.11(a) within fifteen (15) business days after payment of such Taxes by Buyer or the Companies.

          (b) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which any of the Companies hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period.

          (c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Companies for any Straddle Period. Buyer shall provide a copy of each such Straddle Period Tax Return to the Sellers' Representative for his review and comment not later than thirty (30) days prior to the deadline for filing each such Tax Return, and shall make all changes to each such Tax Return reasonably requested by the Sellers' Representative; provided, that Sellers' Representative provides such comments to Buyer at least ten (10) days prior to the deadline for filing such Tax Return. The Sellers' Representative shall prepare or cause to be prepared and file or cause to be filed (i) all income Tax Returns of the Companies and (ii) Forms W-2 and 1099 that are required to be issued to the Option Sellers and RPalmer, in each case, for all periods that end on or before the Closing Date. For the avoidance of doubt, the parties agree that the Companies shall claim compensation expense deductions on account of the compensation income to the Option Sellers and RPalmer attributable to the issuance of the Option Notes and the Restricted Stock Notes, respectively, in the final S corporation return for each Parent Company, and such Seller shall include such amounts in the appropriate Forms W-2 and 1099; provided, however, that the amount of aggregate compensation expense deduction claimed by the Companies and included on the appropriate Forms W-2 and 1099 shall not exceed the aggregate amount of compensation agreed to by the parties with respect to RPalmer and the Option Sellers for purposes of determining the Final Withholding Tax Amounts. Sellers shall provide a copy of each such Tax Return or Tax filing to Buyer for its review not later than thirty
(30) days prior to the deadline for filing each such Tax Return or Tax filing, and Sellers' Representative shall make all changes to each such Tax Return reasonably requested by Buyer; provided, that Buyer provides such comments to Sellers' Representative at least ten (10) days prior to the deadline for filing such Tax Return or Tax filing. After the Sellers' Representative has made any changes reasonably requested by Buyer, Buyer shall cause appropriate officers of the Companies to sign all such Tax Returns or Tax filings promptly upon the request of the Sellers. To the extent required or permitted by applicable law, each Seller shall include any income, gain, loss, deduction or other tax items for such periods on his, her or its Tax Return in a manner consistent with the Schedule K-1's furnished by the Companies for such periods.

          (d) (i) Notwithstanding the provisions of Section 8.4 hereof, if, after the Closing Date, any Buyer Indemnitee receives any notice, letter, correspondence, claim or decree relating to Taxes from any taxing authority ("Tax Notice") and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Losses relating to Taxes, Buyer shall, and shall cause the Companies to, promptly deliver such Tax Notice to the Sellers' Representative; provided, however, that the failure of Buyer to provide the Tax Notice to the Sellers' Representative shall not affect the indemnification rights of Buyer, the Companies or any affiliate of Buyer pursuant to Section 5.11(a) and Article VIII hereof, except to the extent that Sellers are prejudiced by Buyer's failure to deliver such Tax Notice. Notwithstanding the provisions of Section 8.9 and except with respect to potential Losses resulting from the invalidity of the Section 338(h)(10) Election described in Section 8.2(b) hereof, the Sellers' Representative shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Companies that relates to such Tax Notice (except to the extent that such Tax Notice, Tax audit or other proceeding relates to a period other than a Pre-Closing Tax Period, and except to the extent that Sellers would have no indemnification obligations pursuant to Section 5.11(a) or Article VIII hereof), but Buyer shall have the right to participate in such Tax audit or proceeding at its own expense. The Sellers' Representative shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject to Buyer's consent, which consent shall not be unreasonably withheld. If the Sellers' Representative fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, Sellers shall be bound by the results obtained by Buyer in connection therewith. Sellers shall pay to Buyer, pro rata in accordance with such Sellers' Indemnity Percentages, the amount of any Losses incurred by Buyer within fifteen (15) days after a Final Determination of such Losses. For purposes of this Agreement, a "Final Determination" shall have the meaning given to the term "determination" by Code Section 1313 and the Treasury Regulations thereunder with respect to United States federal Tax matters; and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Taxing authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired. For the avoidance of doubt, a Final Determination with respect to United States federal Tax matters shall include any formal or informal settlement entered with the Internal Revenue Service with respect to which the taxpayer has no right to appeal.

               (ii) Notwithstanding the provisions of Section 5.11(d)(i) hereof, if, after the Closing Date, any Buyer Indemnitee receives any Tax Notice and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Losses resulting from the invalidity of the Section 338(h)(10) Election described in Section 8.2(b) hereof, Buyer shall, and shall cause the Companies to, promptly deliver such Tax Notice to the Seller's Representative; provided, however, that the failure of Buyer to provide the Tax Notice to Seller's Representative shall not affect the indemnification rights of Buyer, the Companies or any affiliate of Buyer pursuant to Section 5.11(a) and Article VIII hereof, except to the extent that Sellers are prejudiced by Buyer's failure to deliver such Tax Notice. Notwithstanding the provisions of Section 8.9, Buyer shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Companies that relates to a Tax Notice described in this Section 5.11(d)(ii), but Sellers shall have the right to participate in any such Tax audit or proceeding at their own expense. Buyer also shall have the right to compromise and settle any such Tax audit or proceeding that it has authority to control pursuant to this Section 5.11(d)(ii), subject to Sellers' consent, which shall not be unreasonably withheld. Sellers shall pay to Buyer, pro rata in accordance with such Sellers' Indemnity Percentages, the amount of any Losses incurred by Buyer within fifteen (15) days after a Final Determination of such Losses.

          (e) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Companies and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

          (f) All Tax sharing agreements and similar arrangements with respect to or involving any of the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

          (g) Sellers and the Companies shall not revoke any Company's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Except for the sale of the Purchased Interests described in Article I hereto, the Sellers and the Companies shall not take any action that would result in the termination of any Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

          (h) (i) At Buyer's option, the Equity Sellers shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Purchased Interests hereunder (collectively, a "Section 338(h)(10) Election") and shall cooperate fully with Buyer in securing the Section 338(h)(10) Election. The Equity Sellers shall each include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on his, her or its Tax Return to the extent required by applicable law and in accordance with an allocation of the Aggregate Purchase Price to be mutually agreed upon by the parties consistent with the Allocation Schedule. Buyer shall reimburse the Equity Sellers for certain incremental costs associated with the
Section 338(h)(10) Election in an aggregate amount equal to the difference between: (A) $2,250,000 and (B) the amount of any Tax required to be paid by the Companies on behalf of the Equity Sellers with respect to the sale of Purchased Interests and Section 338(h)(10) Elections (such Taxes, the "Corporate Withholding Taxes," to be determined in a manner consistent with the methodology and assumptions used by the parties to determine the amount in Section 5.11(h)(i)(A) hereof) (the "Reimbursement Amount"). Buyer shall pay the Reimbursement Amount to the Equity Sellers in the manner described in Section 1.2(a)(i) hereof and shall cause the Companies to pay the Corporate Withholding Taxes to the relevant governmental authorities.

               (ii) In the event that the Sellers' Representative reasonably determines that that the Equity Sellers are required to file their Tax Returns (including, for this purpose, any corporate Tax Returns reflecting any Corporate Withholding Taxes) in a manner that would increase the Taxes attributable to a
Section 338(h)(10) Election over the amount of Taxes reflected in the Reimbursement Amount (for this purpose, determined without subtraction of the Corporate Withholding Taxes) and any Additional Reimbursement Amounts with respect to such Taxes, then the Sellers' Representative shall so notify Buyer not later than thirty (30) days prior to the deadline to file any such Tax Return (not including any extensions thereof); provided, however, that the increase in the relevant Equity Sellers' Taxes must relate either to (i) the treatment of the sale of Purchased Interests as an "installment sale" (as that term is defined in Code Section 453) for state income tax purposes or (ii) the credit by Pennsylvania of Taxes paid to another state (such additional Taxes shall be referred to herein as the "Additional Taxes"). Buyer shall have ten days from receipt of Sellers' Representative's notice to comment. If Sellers' Representative reasonably disagrees with Buyer's comments, or if Buyer does not provide comments within the applicable ten-day period, Buyer shall, not later than ten (10) days prior to the deadline for filing the relevant Seller Tax
Return: (A) provide a Tax opinion issued by a law firm or accounting firm reasonably acceptable to Sellers' Representative, in form and substance satisfactory to Sellers' Representative, that provides the requisite standard of support for the disputed legal positions in the relevant jurisdiction that would enable the Equity Seller to file its return based on such legal positions and avoid the assessment of penalties; or (B) pay to the Sellers' Representative, on a fully grossed-up basis, an amount equal to the lesser of: (i) the Additional Taxes incurred by the Equity Seller and (ii) the Additional Reimbursement Amount (as defined herein). The Additional Reimbursement Amount shall be an amount equal to the difference between: (i) $1,250,000 and (ii) any payments previously made by Buyer to the Sellers Representative for Additional Taxes pursuant to this
Section 5.11(h)(ii) or 5.11(h)(iii) hereof.

               (iii) If, after the Closing Date, any Equity Seller receives any Tax Notice and, upon receipt of such Tax Notice, believes it has incurred or could incur any Additional Taxes, the Equity Seller shall promptly deliver such Tax Notice to Buyer provided, however, that the failure of an Equity Seller to provide the Tax Notice to Buyer shall not affect the indemnification rights of such Equity Seller, pursuant to this Section 5.11(h), except to the extent that Buyer is prejudiced by such Equity Seller's failure to deliver such Tax Notice. Notwithstanding any other provision of this Agreement, the Equity Sellers shall have the right to handle, defend, conduct and control any Tax audit or other proceeding that relates to the Additional Taxes, provided that Buyer shall have the right to participate in any such Tax audit or proceeding at its own expense. The Equity Sellers also shall have the right to compromise and settle any such Tax audit or proceeding that they have authority to control pursuant to this
Section 5.11(h)(iii), subject to Buyer's consent, which shall not be unreasonably withheld. If a Final Determination is made that an Equity Seller owes Additional Taxes, Buyer shall pay to the Sellers' Representative an amount equal to the lesser of (i) the Additional Taxes assessed against such Equity Seller and (ii) the Additional Reimbursement Amount.

               (iv) Notwithstanding any other provision of this Agreement, Equity Sellers shall not be entitled to any indemnification with respect to Taxes and any other costs relating to the Section 338(h)(10) Election except as provided in this Section 5.11. Buyer shall not be required to pay the Equity Sellers under this Section 5.11(h) an aggregate amount in excess of the sum of
(A) the Reimbursement Amount and (B) $1,250,000. Equity Sellers agree that Buyer's obligation to pay an Additional Reimbursement Amount shall be satisfied completely upon Buyer's delivery of that Additional Reimbursement Amount to Sellers' Representative and Equity Sellers shall have no further claim or rights against Buyer and shall hold Buyer harmless with respect to that Additional Reimbursement Amount.

          (i) The Equity Purchase Price and the principal amount of the Seller Notes shall be allocated among the Purchased Interests with respect to each of the Parent Companies as shown on the Allocation Schedule attached as Exhibit I hereto. The "Aggregate Deemed Sale Price" for each Parent Company (as described in Treasury Regulation Section 1.338-4) shall be allocated for income tax purposes, among the assets of the Parent Companies as shown on the Allocation Schedule attached hereto. The Sellers and the Buyer agree to cooperate in the preparation and filing of all Forms 8023 (and any comparable state or local forms) with respect to the sale of the Companies. The Sellers and the Buyer agree to prepare and file all Tax Returns in a manner consistent with the Allocation Schedule, and shall take no position and shall not cause their Affiliates to take any position inconsistent with the Allocation for Tax purposes, except to the extent required to do so by applicable law or regulations.

     5.12. Release of Liens. On or before the Closing Date, the Companies shall cause the liens listed in Section 2.10 of the Disclosure Letter and set forth on a letter to be delivered to the Sellers' Representative not later than July 1, 2003 to be released to the extent such liens do not secure obligations properly included on the Final Closing Balance Sheets as contemplated by Section 1.3 hereof.

     5.13. International Students. The Companies covenant that none of the Schools shall have any foreign students enrolled on or after August 1, 2003 to the extent required by applicable law, and that each School shall properly notify each of its foreign students with respect to the expiration of any visa and any applicable requirement that such student leave the country. Subject to the limitations contained in Article VIII of this Agreement, the Sellers shall indemnify Buyer with respect to any claim brought by a foreign student arising from termination of such student's enrollment with any School or any non-compliance by the Companies with any immigration laws prior to Closing.

     5.14. Additional Matter. Subject to the limitations contained in Article VIII of this Agreement, the Sellers shall indemnify Buyer with respect to any claim arising out of the matters referenced in item 54 in Section 2.23(a) of the Disclosure Letter.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

     6.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option and which conditions are set out herein for the exclusive benefit of Buyer):

          (a) Updating of Representations and Warranties; Covenants. Each of the representations and warranties of the Companies and the Sellers under this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date; provided that
(i) those representations and warranties that address matters only as of a particular date shall be true and correct as of that date and (ii) those representations and warranties given as of the Closing Date that contain any materiality, Material Adverse Effect or Material Adverse Change qualifications shall be true and correct in all respects. Sellers shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that for purposes of determining satisfaction of the conditions set forth in this Section 6.1(a), all Material Adverse Effect and Material Adverse Change qualifiers used in any representations or warranties of the Companies or the Sellers shall be substituted with the following definition:
Material Adverse Effect or Material Adverse Change means any material adverse effect or material adverse change upon the business, assets, prospects, financial condition or results of operations of any of the Companies or the Schools, taken as a whole, or any material adverse change that impairs the ability of the Sellers or the Companies to consummate the transactions contemplated by this Agreement other than with respect to any adverse changes which relate to or result from (i) public or industry knowledge relating to the transactions contemplated under this Agreement (including any action or inaction by such person's employees, customers or vendors), or (ii) general economic or political conditions or other conditions affecting the industry in which the Companies compete, or (iii) changes in laws or regulations applicable to the Companies after the date hereof.

          (b) Educational Agency Approvals. All Educational Approvals listed in
Section 6.1(b) of the Disclosure Letter shall have been issued. In addition, Pre-acquisition Review Letters shall have been received by Buyer for each of the Schools that is presently party to a Program Participation Agreement with the Department of Education.

          (c) Clearances. The expiration of all applicable waiting periods in connection with the HSR Act shall have occurred.

          (d) Consents and Other Approvals. Sellers and the Companies shall have duly received, without any condition adverse to Buyer, all of the consents and other approvals specified in Section 6.1(d) of the Disclosure Letter.

          (e) Litigation. No statute, regulation, injunction or order of any court of competent jurisdiction, administrative agency or other governmental body shall be in effect as of the Closing which restrains or prohibits this Agreement or any of the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Purchased Interests or control of the Companies. There shall not have been threatened, nor shall there be pending, any Litigation by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any aspect of these transactions or seeking monetary or other relief by reason of the consummation of any of such transactions.

          (f) Closing Certificates. Sellers shall have executed and delivered, or caused the Companies to execute or deliver, a certificate, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in clauses (a) through (d) of this Section 6.1.

          (g) No Material Adverse Change. There shall be no material adverse change, from and after the date hereof through the Closing Date, upon the business, assets, prospects, financial condition or results of operations of any of the Companies or the Schools, taken as a whole, or any material adverse change that impairs the ability of the Sellers or the Companies to consummate the transactions contemplated by this Agreement other than with respect to any adverse changes which relate to or result from (i) public or industry knowledge relating to the transactions contemplated under this Agreement (including any action or inaction by such person's employees, customers or vendors), or (ii) general economic or political conditions or other conditions affecting the industry in which the Companies compete, or (iii) changes in laws or regulations applicable to the Companies after the date hereof.

          (h) Opinion. Buyer shall have received an opinion of counsel to Sellers and the Companies in the form attached hereto as Exhibit J.

          (i) Note Escrow Agreement. The Sellers' Representative and the Note Escrow Agent shall have executed and delivered the Note Escrow Agreement.

          (j) Financial Status. All related party receivables and intercompany accounts of each of the Companies shall have been paid or otherwise settled at or before the Closing (except (i) related party receivables and intercompany accounts solely among the Companies; provided, that such related party receivables and intercompany accounts net to zero as of the Closing, and (ii) such other receivables and accounts approved by Buyer).

          (k) Withholding Tax Calculation. Parent Companies shall have delivered to Buyer the preliminary withholding Tax calculations required by Sections 1.1(b), 1.1(c), 1.1(d) and 1.1(e) hereof and shall have made any amendments to such calculations requested by Buyer.

          (l) 338(h)(10) Election Forms. The Equity Sellers shall have provided to Buyer an Internal Revenue Service Form 8023 executed by each of the Equity Sellers and in a form reasonably satisfactory to Buyer, along with any equivalent forms required under state, local or foreign Tax law requested by Buyer and in a form reasonably satisfactory to Buyer.

          (m) Allocation Schedule. The Equity Sellers and Buyer shall have agreed to the Allocation Schedule in accordance with Exhibit I hereof.

     6.2. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to proceed with the Closing hereunder are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers at their sole option and which conditions are set out herein for the exclusive benefit of Sellers).

          (a) Updating of Representations and Warranties. Each of the representations and warranties of the Buyer under this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date; provided that (i) those representations and warranties that address matters only as of a particular date shall be true and correct as of that date and (ii) those representations and warranties given as of the Closing Date that contain any materiality, material adverse effect or material adverse change qualifications shall be true and correct in all respects. Buyer shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

          (b) Clearances. The expiration of all applicable waiting periods in connection with the HSR Act shall have occurred.

          (c) Litigation. No statute, regulation, injunction or order of any court of competent jurisdiction, administrative agency or other governmental body shall be in effect as of the Closing which restrains or prohibits this Agreement or any of the transactions contemplated hereby or that would limit or adversely affect the purchase and sale of the Purchased Interests, the Seller Notes, the Indemnification Notes or the Irrevocable Letters of Credit. There shall not have been threatened, nor shall there be pending, any Litigation by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any aspect of these transactions or seeking monetary or other relief by reason of the consummation of any of such transactions.

          (d) Closing Certificate. Buyer shall have furnished to Sellers a certificate of one of its officers, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in clauses (a) through (c) of this
Section 6.2.

          (e) Note Escrow Agreement. Buyer, the Parent Companies and the Note Escrow Agent, as applicable, shall have executed and delivered the Note Escrow Agreement.

          (f) Indemnification Notes. The Sellers' Representative shall have received the Indemnification Notes, duly executed by Buyer, each accompanied by the Irrevocable Standby Letters of Credit.

          (g) Allocation Schedule. The Equity Sellers and Buyer shall have agreed to the Allocation Schedule in accordance with Exhibit I hereof.

                                  ARTICLE VII

                   COVENANT AGAINST COMPETITION AND DISCLOSURE

     7.1. Non-Competition by Russell E. Palmer. To accord to Buyer the full value of its purchase hereunder, RPalmer shall not, during the period from the Closing Date until the date three (3) years thereafter, directly or indirectly
(a) engage or have a financial interest in (as owner, stockholder, partner or otherwise) the operation of any business which owns, operates, administers, supports, manages or establishes any post-secondary proprietary program or institution offering two (2) year programs resulting in a degree or diploma that competes with Buyer, the Schools, or any of the Companies within any state of the United States in which a School operates as of the date hereof, (b) disclose to anyone, or use in competition with Buyer, the Companies or the Schools any information with respect to any confidential or secret aspect of the operations of the Companies or the Schools, (c) solicit, directly or indirectly, interfere with, or attempt to divert or entice away any person or entity who at any time is an employee, (d) solicit, directly or indirectly, interfere with, or attempt to divert or entice away any person or entity who at any time is a student or prospective student of the Schools for any other business which owns, operates, administers, supports, manages or establishes any post-secondary proprietary program or institution offering two (2) year programs resulting in a degree or diploma that competes with Buyer, the Schools, or any of the Companies within any state of the United States in which a School operates as of the date hereof, or (e) contact any current employees or persons who, during the preceding six
(6) months, were employees of the Schools where the purpose of such contact is to recruit students or prospective students for any other schools. Nothing in this Section 7.1 shall be construed so as to preclude RPalmer or any of his affiliates from investing in any public company, provided that RPalmer's or his affiliates' beneficial ownership of any class of such company's securities does not exceed five (5%) percent of the outstanding securities of such class.

     7.2. Remedies. RPalmer hereby acknowledges that the remedy at law for breach of the provisions of Section 7.1 will be inadequate and that, in addition to any other remedy Buyer and the Companies may have, Buyer and the Companies will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required.

     7.3. Blue Pencil. If any court construes the covenant in Section 7.1, or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that the provision is enforceable, and such provision, as reduced, shall then be enforceable.

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1. Survival of Representations. The representations and warranties set forth in Articles II, III and IV are considered to be cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive until the expiration of the one
(1) year period following the Closing Date (the "Survival Period") and no action or claim for

Losses (as hereinafter defined) resulting from any misrepresentation or breach of any warranty or covenant shall be brought or made after the Survival Period, except that such time limitation shall not apply to any remedies of the Buyer Indemnitees with respect to:

          (a) claims for misrepresentations and breach of warranties relating to Sections 2.1, 2.2, 2.4 and 2.5 hereof and Sections 3.1, 3.2 and 3.3 hereof, which may be asserted without limitation; and

          (b) except as provided in Section 8.1(c) hereof with respect to certain claims for misrepresentations and breach of warranties relating to
Section 2.19(h) hereof, claims for misrepresentations and breach of warranties relating to Section 2.19 hereof and claims for breach of covenants under Section
5.11 hereof, which may be asserted until the later of: (i) the two (2) year anniversary of the Closing Date, and (ii) September 16, 2005.

          (c) claims for misrepresentations and breach of warranties relating to
Section 2.19(h) hereof that relate to potential Losses with respect to the invalidity of the Section 338(h)(10) Election, which may be asserted until the three (3) year anniversary of the date on which Buyer files its federal income Tax return for its tax year that includes the Closing Date;

          (d) claims relating to noncompliance with Title IV of the HEA, which may be asserted until the three (3) year anniversary of the Closing Date; and

          (e) claims for breaches of covenants relating to Sections 1.3, 5.6,
5.10 and 7.1 which may be asserted until the three (3) year anniversary of the Closing Date; and

          (f) claims arising from fraud or knowing misrepresentations with intent to deceive, which may be asserted without limitation; and

Further, the Survival Period shall not apply to any remedies of the Buyer Indemnitees or the Sellers for any claims for misrepresentations or breach of warranties, which have been asserted and which are the subject of a written notice from Buyer to the Sellers' Representative prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

     8.2. Indemnification by the Companies and the Sellers.

          (a) Prior to the Closing, the Companies hereby jointly and severally agree to indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and affiliates (collectively, the "Buyer Indemnitees"; which defined term, from and after the Closing Date, shall include the Companies) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (excluding, in any event, punitive, consequential and special damages, other than punitive, consequential and special damages payable to third parties) (collectively, the "Losses") asserted against, imposed upon, resulting to or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by any Company or any Seller in this Agreement, or in any certificate furnished pursuant hereto by the Companies or any Seller and (ii) a breach or non-fulfillment of any of the covenants or agreements made by any of the Companies or any Seller in or pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be responsible for the failure or non-fulfillment of any pre-Closing covenant of the Companies contained in this Agreement that requires performance prior to Closing until the Closing has occurred and shall in no event be responsible for the performance or non-performance of any post-Closing covenant of the Companies contained in this Agreement.

          (b) After the Closing, the Sellers hereby severally (and not jointly) agree to indemnify, defend, save and hold the Buyer Indemnitees harmless from and against all Losses asserted against, imposed upon, resulting to or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by any of the Parent Companies or any Seller in this Agreement, or in any certificate furnished pursuant hereto by the Companies or any Seller, including any breach of the representations and warranties in Article II and
Article III of this Agreement, provided, that, for purposes of determining the first Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500) (the "Initial Threshold") of Loss arising from or otherwise related to a breach of any such representations and warranties, all references to material, materiality, material adverse effect or material adverse change shall be disregarded, provided that in no event shall such references be disregarded to the extent Losses exceed the Initial Threshold, and (ii) a breach or non-fulfillment of any of the covenants or agreements made by any of the Companies or any Seller in or pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as imposing upon any individual Seller any obligations of the other Sellers as a group that arise under this Agreement or pursuant to the transactions contemplated hereby, and in no event shall any Seller be deemed to be responsible for the representations, warranties or covenants in this Agreement of any other Seller, but shall only be responsible for such Seller's own representations, warranties and covenants. For purposes of this Agreement, Losses with respect to the invalidity of the Section 338(h)(10) Election resulting from any misrepresentation or breach of warranties relating to Section 2.19(h) hereof shall be: (i) the present value of the additional Tax basis ("Tax Basis") that would have been available to such Buyer Indemnitees if the representation and warranty provided by Sellers in Section 2.19(h) hereof had been true and correct; and (ii) the Reimbursement Amount and any Additional Reimbursement Amounts paid by Buyer to Sellers pursuant to
Section 5.11(h) hereof. For purposes of the preceding sentence, the present value of Tax Basis shall be determined by multiplying the Tax Basis by the highest applicable federal corporate tax rate in the year in which notice is served to Sellers of a potential indemnification claim and discounting the resulting amount by the current prime rate as published by the Wall Street Journal, East Coast Edition (or any successor publication thereto) on the date on which notice is served to the Sellers of a potential indemnification claim relating to such Tax Basis.

     8.3. Indemnification by Buyer. Buyer hereby agrees to indemnify, defend, save and hold Sellers and, prior to the Closing, the Companies and the respective heirs, officers, directors, employees, affiliates, members, managers and agents of each of the foregoing (collectively, the "Seller Indemnitees") harmless from and against any and all Losses asserted against, imposed upon, resulting to or incurred by any Seller Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer, provided, that, for purposes of determining the Initial Threshold of Loss arising from or otherwise related to a breach of any such representations and warranties, all references to material, materiality, Material Adverse Effect or Material Adverse Change shall be disregarded, provided that in no event shall such references be disregarded to the extent Losses exceed the Initial Threshold, or (ii) a breach or non-fulfillment of any of the covenants or agreements made by Buyer in or pursuant to this Agreement.

     8.4. Notice of Claims. If any Buyer Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred any Losses, as the case may be, for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Parties") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Losses, such Indemnified Party shall promptly notify the Indemnifying Parties of such action or suit. Any such notification must be in writing, must state in reasonable detail the nature and basis of the claim, action or Loss and a reference to this Agreement and Section. At the option of the Indemnified Party, such notice must be either be accompanied by any available information and documentation supporting and verifying the actual or anticipated claim, action or Loss that may be subject to indemnification hereunder, or an invitation to (and granting of access to) review any such information or documentation at the executive offices of the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 8.4 or Section 8.11 shall not affect any of such party's rights under this Article VIII except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

     8.5. Limitations of Liability; Acknowledgements.

          (a) Deductible.

               (i) The Companies and the Sellers shall not be obligated to provide any such indemnification or reimbursement for Losses unless the aggregate amount that the Buyer is entitled to recover in respect of all such claims exceeds Six Hundred Seventy-Five Thousand Dollars ($675,000) (the "Seller Deductible") and then only for amounts in excess of the Seller Deductible.

               (ii) The Buyer shall not be obligated to provide any such indemnification or reimbursement for Losses unless the aggregate amount that the Companies (prior to the Closing) and the Sellers are entitled to recover in respect of all such claims exceeds Six Hundred Seventy-Five Thousand Dollars ($675,000) (the "Buyer Deductible") and then only for amounts in excess of the Buyer Deductible.

          (b) Maximum Amount. In the event the Closing does not occur, the maximum aggregate obligations of the Companies in respect of Losses shall be $11,000,000. Except as otherwise set forth in Sections 8.5(c) through (h), the maximum aggregate obligations of the Sellers in respect of Losses shall not exceed the principal amount of the Indemnification Notes; provided, that, prior to the Closing, or in the event that the Closing does not occur, the Sellers shall have no obligation or liability to the Buyer Indemnitees pursuant to
Section 8.2(b)(i) and (ii). From and after the Closing, the Sellers will be responsible for any and all Losses (subject to the limitations set forth in Sections 8.1 and 8.5 hereof) arising from a breach by the Companies of the representations and warranties of the Companies contained in this Agreement, and that the Companies will not be responsible for any Losses after the Closing.

          (c) Notwithstanding the foregoing, the limitations in Sections 8.5(a) and (b) shall not apply in respect of claims for misrepresentations and breach of warranties relating to Sections 2.1, 2.2, 2.4 and 2.5 hereof and Sections 3.1, 3.2 and 3.3 hereof, which may be asserted without limitation as to amount.

          (d) Notwithstanding the foregoing, the limitations in Section 8.5(b) shall not apply in respect of claims for misrepresentations and breach of warranties relating to Section 2.21 ("Environmental Claims"). The aggregate obligation for Losses in respect of misrepresentations and breach of warranties relating to Section 2.21 shall not exceed $20,000,000 (less the amount of any and all Losses previously recovered from reductions in, or set offs against the principal amount of the Indemnification Notes);

          (e) Notwithstanding the foregoing, the limitations in Sections 8.5(a) and (b) shall not apply in respect of claims for misrepresentations and breach of warranties relating to Sections 2.19 and 5.11. The aggregate obligation for Losses in respect of misrepresentations and breach of warranties relating to
Section 2.19 hereof (except for Losses with respect to the invalidity of the Section 338(h)(10) Election resulting from any misrepresentations or breach of warranties relating to Section 2.19(h), which are subject to the provisions of
Section 8.5(f) hereof) shall not exceed $10,000,000 (less the amount of any and all Losses previously recovered from reductions in, or set offs against the principal amount of the Indemnification Notes);

          (f) Notwithstanding the foregoing, the limitations in Sections 8.5(a) and (b) shall not apply in respect of claims for misrepresentations and breach of warranties relating to Section 2.19(h) hereof to the extent that such claims relate to Losses with respect to the invalidity of the Section 338(h)(10) Election. The aggregate obligations for such Losses with respect to the invalidity of the Section 338(h)(10) Election shall not exceed: (i) for claims with respect to which Buyer provides notice to Sellers' Representative prior to expiration of the survival period described in Section 8.1(b) hereof, an amount equal to the sum of (A) $12,250,000, plus (B) the Reimbursement Amount and any Additional Reimbursement Amounts, plus (C) $10,000,000 minus amount of any Losses previously recovered by Buyer Indemnitees in respect of claims for misrepresentations and breach of warranties relating to Section 2.19 and Section
5.11 hereof; and (ii) for claims with respect to which Buyer provides notice to Sellers' Representative after the expiration of the survival period described in
Section 8.1(b) hereof, an amount equal to the sum of: (A) $12,250,000, plus (B) the Reimbursement Amount and any Additional Reimbursement Amounts made by Buyer pursuant to Section 5.11(h) hereof, minus (C) the amount of any Losses previously recovered by Buyer Indemnitees pursuant to Sections 8.5(e) and 8.5(f)(i) hereof, to the extent such recovered Losses exceed $10,000,000.

          (g) Notwithstanding the foregoing, the limitations in Sections 8.5(b) shall not apply to claims relating to noncompliance with Title IV of the HEA. The aggregate obligation for Losses in respect of noncompliance with Title IV of the HEA, shall not exceed $25,000,000 with respect to any such claims asserted prior to the first anniversary of the Closing Date (less the amount of any and all Losses previously recovered from reductions in, or set offs against the principal amount of the Indemnification Notes), with such maximum allowable recovery decreasing (x) to $15,000,000 with respect to any such claims first asserted after the first anniversary of the Closing Date and before the second anniversary of the Closing Date (less the amount of any and all Losses previously recovered from reductions in, or set offs against the principal amount of the Indemnification Notes), and (y) $10,000,000 with respect to any such claims first asserted after the second anniversary of the Closing Date and before the third anniversary of the Closing Date (less the amount of any and all Losses previously recovered from reductions in, or set offs against the principal amount of the Indemnification Notes);

          (h) Notwithstanding anything to the contrary contained herein, the limitations contained in Sections 8.5(a) and (b) shall not apply to claims arising from fraud or knowing misrepresentations with intent to deceive, which may be asserted without limitation as to amount. Notwithstanding anything to the contrary contained in this Agreement, no Seller will have any obligation or liability under this Section 8.5(h) to the Buyer Indemnitees for Losses in addition to or in excess of that portion of the Aggregate Purchase Price received by such Seller hereunder; and

          (i) Notwithstanding the foregoing, the limitations in Sections 8.5(a) shall not apply in respect of claims for breach or non-fulfillment of the covenants contained in Article I hereof.

     8.6. Exclusive Remedy; Waivers. Buyer and the Sellers acknowledge and agree that their sole and exclusive remedy for monetary damages with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII and
Section 5.11. In furtherance of the foregoing, Buyer hereby waives and releases the Sellers from any and all rights, claims and causes of action, known and unknown, foreseen or unforeseen, for monetary damages which exist or which may arise in the future under any Environmental Law, including any common law relating to environmental matters, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S)9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et seq.) or any other statutes now or hereafter in effect. Without in any way limiting the obligations of the Sellers under this Agreement, each Seller hereby expressly and irrevocably waives any rights of contribution, subrogation, recoupment, counterclaim, set-off or indemnification that such Seller may have against any of the Companies.

     8.7. Mitigation.

          (a) Buyer shall take and cause its affiliates (including the Companies) to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, however, that nothing contained in this Agreement will require Buyer or any affiliate of Buyer to take any action, or refrain from taking any action, which Buyer, in its sole discretion, deems not to be in the best interests of Buyer, the Companies or the Schools.

          (b) The Sellers and, prior to the Closing, the Companies shall take and cause each of their affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, however, that nothing contained in this Agreement will require the Sellers, the Companies or any affiliate of any of the foregoing to take any action, or refrain from taking any action, which, in its sole discretion, it deems not to be in its best interests.

     8.8. Collateral Sources. The amount of any Loss or Taxes for which indemnification is provided under this Article VIII or Section 5.11 shall be net of (i) in the case of Section 8.2, any accruals or reserves established on the Final Closing Balance Sheets with respect to the matters to which those Losses relate, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received (each of the foregoing named in clauses (i), (ii) and (iii) a "Collateral Source") and (iv) an amount equal to the Tax benefit, if any, attributable to such Loss. Sellers hereby acknowledge that it is the belief of Buyer that there will be no Tax benefit associated with any potential Loss. If the amount to be netted hereunder from any payment required under Article VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination had been made at the time of such payment. The Indemnified Party shall use its reasonable efforts to seek recovery from any Collateral Source for any such claim for indemnity before or within a reasonable amount of time after making any claim for indemnification by the Indemnifying Party. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

     8.9. Procedures Relating to Indemnification.

          (a) General Procedures. Except as provided in Section 5.11 with respect to Tax matters and as contemplated by Section 8.9(b) hereof, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing (provided that the fees and expenses of such counsel shall be borne by the Indemnified Party and shall not constitute a Loss hereunder) and reasonably acceptable to the Indemnifying Party, the defense of any third party claim, action or suit; provided that the Indemnified Party shall have certified in writing that subsection (3) of the Litigation Conditions has been and will continue to be satisfied. The Indemnified Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the third-party claim if the Indemnifying Party shall, in the exercise of reasonable judgment and in good faith, give written notice to the Indemnified Party of the Indemnified Party's failure to satisfy any of the Litigation Conditions; provided that the Indemnifying Party shall undertake to conduct and control the defense of such action or suit and, in the event that the Indemnifying Party assumes defense of such action or suit as a result of a failure of the Indemnified Party to satisfy the requirements of subsection (2) of the Litigation Conditions, pay the fees and expenses of counsel for the Indemnified Party incurred by the Indemnified Party prior to assumption of the conduct and control of such action or suit by the Indemnifying Party. For purposes hereof, the term "Litigation Conditions" means each of the following has occurred and is continuing: (1) the Indemnified Party agrees in writing to assume the defense of such third party claim within ten (10) days of the Indemnified Party having given notice of the third-party claim to the Indemnifying Party; (2) the third party claim is not likely, in the Indemnifying Party's reasonable judgment to have a material adverse effect on the reputation or business prospects of any Indemnifying Party; (3) the Indemnified Party shall not be involved in any other claim, controversy or dispute with the same third party claimant that is not the subject matter of the litigation being controlled or another matter to which the Indemnified Party is subject to indemnification under this Agreement; provided, that this subsection
(3) requirement shall not apply to any claim, controversy or dispute involving any Education Agency (including the Department of Education); and (4) the Indemnified Party shall diligently contest the third-party claim. The Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement and may not compromise or settle such third party claim without obtaining the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld; provided that the Indemnified Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnifying Party. The Indemnifying Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnified Party. In the event that the Indemnified Party does not elect to conduct and control the defense of such action or suit and the Indemnifying Party then elect to undertake, conduct and control the conduct and settlement of such action or suit: (A) the Indemnifying Parties shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (B) the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and may not compromise or settle such third party claim without obtaining the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld; and (C) the Indemnifying Party shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party's sole expense, through counsel chosen by the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any third-party claim, on such terms and conditions as it deems reasonably appropriate, to the extent such third-party claim involves equitable or other non-monetary relief.

          (b) Certain Environmental Claims Procedures and Limitations. With respect to any Environmental Claim the resolution of which requires investigation, remediation or other response action ("Remediation") at any Real Property or at any other location, the Sellers' Representative shall have the right in its sole discretion to conduct and control the Remediation, and the Sellers' Representative shall only be responsible to conduct such Remediation which is required under Environmental Laws as such laws are in effect as of the Closing Date, and to conduct such Remediation to the least stringent level required by such Environmental Laws considering the pre-Closing use of the property, and to do so with contractors of its choosing and utilizing the most cost-effective method of Remediation. With respect to any Environmental Claims relating to violations of Environmental Laws, the Sellers' Representative shall have the right in its sole discretion to defend such claims, and the Sellers shall be responsible for fines and penalties and Buyer's reasonable attorney's fees, if the Sellers' Representative elects to have Buyer defend such claim, in addition to the costs of Remediation (as limited by the preceding sentence) if such claim requires Remediation. The Sellers shall not be responsible for any Environmental Claims unless such claim is triggered by a third party (and not initiated by the Buyer), and with respect to any Environmental Claim that relates to contamination, unless such contamination is at levels which violate Environmental Laws as such laws were in effect as of the Closing Date.

     8.10. Certain Understandings. Each of the parties is a sophisticated legal entity or person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Disclosure Letter), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement, and
(iii) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

     8.11. Access to Information. From and after the Closing Date, the Sellers and Buyer shall reasonably cooperate with each other so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has reasonable access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Interests, the operation of the Schools or the Companies (whether in the possession of the Sellers or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Purchased Interests, the operation of the Schools or the

Companies shall be destroyed by any party during the two (2) year period after the Closing Date (which period shall be extended upon the reasonable request of either party) without giving the other party at least thirty (30) days prior written notice, during which time such other party shall have the right to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section
8.11 shall be during normal business hours and upon not less than two (2) days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to reasonably claim the same.

     8.12. RPalmer Guaranty.

          (a) Guaranty. In accordance with this guaranty (the "Guaranty"), RPalmer hereby irrevocably, absolutely and unconditionally, becomes surety for and guarantees payment to Buyer of Sellers' obligations to pay any and all Losses hereunder arising out of or resulting from:

               (i) claims for misrepresentations and breach of warranties relating to Sections 2.1, 2.2 , 2.4 and 2.5 and Sections 3.1, 3.2 and 3.3 hereof; and

               (ii) claims for misrepresentations and breach of warranties relating to Section 2.19 and breaches of covenants relating to Section 5.11 hereof; and

               (iii) claims relating to noncompliance by the Companies with Title IV of the HEA; and

               (iv) claims for breaches of covenants relating to Sections 1.3, 5.6, 5.10 and 7.1 hereof;

          (b) Notwithstanding the foregoing, in no event shall RPalmer's liability under this Guaranty exceed (i) the lesser of (x) $6,600,000 or (y) the aggregate amount distributed to the Sellers upon payment of the Indemnification Notes in accordance with the payment terms of the Indemnification Notes, minus
(ii) the aggregate amount equal to any payments made by any Seller to the Buyer for Losses (other than payments deemed made by any Seller as a result of the reduction in the principal amount of the Indemnification Notes or the set off by Buyer against the principal amount of the Indemnification Notes in accordance with their terms).

          (c) Notwithstanding anything to the contrary, no action or claim under this Guaranty may be brought or asserted until the date that is the first anniversary of the Closing Date, and no action or claim under this Guaranty may be brought or asserted after the date that is the second anniversary of the Closing Date.

          (d) The obligation under this Guaranty is irrevocable, absolute and continuing until terminated in accordance with the terms set forth in this
Section 8.12. RPalmer's responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence that RPalmer may have against the Sellers as a result or arising out of this or any other transaction.

          (e) The obligations of RPalmer under this Guaranty shall be subject to all rights and limitations set forth in this Article VIII.

     8.13. Warrant Sellers' Guaranty.

          (a) Guaranty. In accordance with this guaranty (the "TL Guaranty"), Tech Leaders hereby irrevocably, absolutely and unconditionally, becomes surety for and guarantees payment to Buyer of TL First Corp's obligations to pay any and all Losses arising under this Agreement.

          (b) The obligations under this TL Guaranty are irrevocable, absolute and continuing until terminated. Tech Leaders' responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence that Tech Leaders may have against TL First Corp as a result or arising out of this or any other transaction.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1. Termination.

          (a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing if the Closing has not occurred on or before October 15, 2003, unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to Sellers and Buyer; and

          (c) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing has not occurred on or before October 15, 2003, unless the failure results primarily from any Seller or any Company breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to Sellers and Buyer.

     9.2. Construction. As used herein, unless the context otherwise requires: references to "Article", "Section" or "clause" are to an article, section or clause hereof; "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; references herein to "knowledge" of Sellers or the Companies are limited to the actual knowledge of such Seller or Sellers or the executive officers of the applicable Company; references to an agreement or other instrument or law, statute or regulation are referred to as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision) and all regulations, rulings and interpretations promulgated pursuant thereto; and the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

     9.3. Notices. All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the second day after mailing, if sent by registered or certified mail, return receipt requested, upon delivery, if sent by hand delivery, when received, if sent by prepaid overnight carrier, with a record of receipt, or the first day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses:

          (a)  if to Buyer to:

               Education Management Corporation
               210 Sixth Avenue
               33rd Floor
               Pittsburgh, PA 15222-2603
               Facsimile: (412) 562-0900
               Attn: John R. McKernan, President

               and

               Frederick W. Steinberg, Esquire
               Senior Vice President, General Counsel
               and Secretary
               Education Management Corporation
               210 Sixth Avenue
               33rd Floor
               Pittsburgh, PA 15222-2603
               Facsimile: (412) 562-0900

          (b)  if to the Sellers' Representative:

               Russell E. Palmer
               c/o The Palmer Group
               Suite 530
               3600 Market Street
               Philadelphia, PA 19104
               Facsimile: (215) 243-2593

               with a copy to:

               Dechert LLP
               4000 Bell Atlantic Tower
               1717 Arch Street
               Philadelphia, PA 19103
               Attn: John D. LaRocca, Esq.
               Facsimile: (215) 994-2222

          (c) if to the Sellers, to the address set forth opposite such Seller's name in Section 9.3(c) of the Disclosure Letter with a copy to:

               Dechert LLP
               4000 Bell Atlantic Tower
               1717 Arch Street

               Philadelphia, PA 19103
               Attn: John D. LaRocca, Esq.
               Facsimile: (215) 994-2222

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

     9.4. Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, without the prior written consent of the other parties hereto.

     9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law doctrines.

     9.6. Amendment and Waiver; Cumulative Effect. Upon the agreement of all of the parties hereto, this Agreement may be amended in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of any other party, (ii) waive any inaccuracies in representations by any other party, (iii) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement where otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     9.7. Contingent Agreement; Entire Agreement; No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, this Agreement (including the recitals hereto) and the Exhibits and Disclosure Letter attached hereto is binding on the Sellers from and after execution of this Agreement by Sellers but is not binding on the Buyer unless approved by the Board of Directors of Buyer on or before June 24, 2003. Unless and until such approval is obtained, there is no binding obligation of Buyer with respect to the transactions contemplated hereby, except as otherwise set forth in the Confidentiality Agreement and the binding provisions of that certain Letter of Intent, dated April 2, 2003, as amended. This Agreement, (including the recitals hereto) and the Exhibits and Disclosure Letter attached hereto set forth all of the promises, covenants, agreements, conditions and undertakings of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 8.2 and 8.3 relating to Buyer Indemnitees and Seller Indemnitees who are intended to benefit from such indemnities.

     9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

     9.10. Sellers' Representative.

          (a) The Sellers, by virtue of their execution of this Agreement, hereby irrevocably appoint RPalmer, as their Sellers' Representative for purposes of this Agreement, the Note Escrow Agreement and the Indemnification Notes, and consent to the taking by the Sellers' Representative of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement, the Note Escrow Agreement or the Indemnification Notes (including the exercise of the power (i) to authorize set off by Buyer of the principal amount of the Indemnification Notes in satisfaction of claims by Buyer, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (iii) to resolve any claim made pursuant to this Agreement, and (iv) take all actions necessary in the judgment of the Sellers' Representative for the accomplishment of the foregoing), provided that the Sellers' Representative shall (A) provide periodic notice to the Sellers regarding the status of the Indemnification Notes and (B) use reasonable efforts to inform the Sellers regarding any claims resulting in the reduction of the principal amount of the Indemnification Notes, or any set off by Buyer against the principal of the Indemnification Notes, in excess of $100,000. By its execution below, the Sellers' Representative hereby accepts its appointment as the Sellers' Representative for purposes of this Agreement, the Note Escrow Agreement and the Indemnification Notes. Buyer shall be entitled to deal exclusively with the Sellers' Representative on all matters relating to
Section 1.3, 1.5(a), 1.6, 5.1(e), 5.5 and 5.11, Article VIII, the Note Escrow Agreement and the Indemnification Notes.

          (b) The Sellers' Representative shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement, the Note Escrow Agreement or the Indemnification Notes (an "Instrument") which the Sellers' Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder. Any party receiving an Instrument from the Sellers' Representative shall have the right to rely in good faith upon such certification, and to act in accordance with the Instrument without independent investigation.

          (c) If the Sellers' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Sellers, then the Sellers shall, within ten (10) days after such death or disability, appoint a successor representative by a vote of the beneficial holders of a majority of the principal amount of the Indemnification Notes. Any such successor shall become a "Sellers' Representative" for purposes of this Agreement, the Note Escrow Agreement and the Indemnification Notes. The Sellers' Representative may be replaced prior to the Closing Date by a vote of the holders of a majority of the outstanding Purchased Interests or after the Closing Date by the beneficial holders of a majority of the principal amount of the Indemnification Notes.

          (d) The Sellers hereby forever release and discharge the Sellers' Representative, legal counsel and accountants for the Sellers' Representative (collectively, the "Released Party") of and from any and all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, past, present and future, arising out of or in any way connected with the actions of the Released Party so long as the Released Party is acting within his, her or its capacity and the mandate of the role of Sellers' Representative as contemplated by this Agreement, the Note Escrow Agreement and the Indemnification Notes.

          (e) To the extent permitted by law, each of the Sellers, pro rata in accordance with such Seller's Indemnity Percentage, will indemnify and hold harmless the Released Party against any losses, claims, expense, cause of action, damages or liabilities (severally, but not jointly) to which the Released Party may become subject in connection with fulfilling the role of Sellers' Representative as contemplated by this Agreement, the Note Escrow Agreement and the Indemnification Notes; and each of the Sellers will reimburse any person intended to be indemnified pursuant to this section for any legal or other expenses as reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WITNESS:                                 EDUCATION MANAGEMENT CORPORATION


/s/ Richard Them                         By: /s/ John R. McKernan, Jr.
--------------------------------------       ----------------------------------
                                         Title: President


WITNESS:                                 RUSSELL E. PALMER


/s/ Jeannette A. Drake                   /s/ Russell E. Palmer
--------------------------------------   --------------------------------------
                                         Russell E. Palmer


WITNESS:                                 BRADLEY C. PALMER


/s/ Louis M. Marino                      /s/ Bradley Palmer
--------------------------------------   --------------------------------------
                                         Bradley C. Palmer


WITNESS:                                 THE STEPHEN R. PALMER LIVING TRUST


/s/ Jeannette A. Drake                   By: /s/ Russell E. Palmer III
--------------------------------------       ----------------------------------
                                         Trustee:


WITNESS:                                 THE RUSSELL E. PALMER III LIVING TRUST


/s/ Jeannette A. Drake                   By: /s/ Russell E. Palmer III
--------------------------------------       ----------------------------------
                                         Trustee:


WITNESS:                                 THE KAREN KORFMANN LIVING TRUST


/s/ Carol A. Tino                        By: /s/ Lowell F. Raeder
--------------------------------------       ----------------------------------
                                         Trustee:

WITNESS:                                 MICHAEL MASIN


/s/ Jeannette A. Drake                   /s/ Michael Masin
--------------------------------------   --------------------------------------
                                         Michael Masin


WITNESS:                                 CONNIE WALTER


/s/ Jeannette A. Drake                   /s/ Connie Walter
--------------------------------------   --------------------------------------
                                         Connie Walter


WITNESS:                                 TECHNOLOGY LEADERS L.P.


                                         By: Technology Leaders Management L.P.,
                                         its general partner


                                         By: TL Ventures Inc., its general
                                         partner


/s/ Jeannette A. Drake                   By: /s/ Robert E. Keith, Jr.
--------------------------------------       ----------------------------------
                                         Name: Robert E. Keith, Jr.
                                         Title: Managing Director


WITNESS:                                 TECHNOLOGY LEADERS FIRST CORP.


/s/ Jeannette A. Drake                   By: /s/ Robert E. Keith, Jr.
--------------------------------------       ----------------------------------
                                         Name: Robert E. Keith, Jr.
                                         Title: Managing Director


WITNESS:                                 J. WILLIAM BROOKS


/s/ Jerry Smith                          /s/ J. William Brooks
--------------------------------------   --------------------------------------
                                         J. William Brooks


WITNESS:                                 GERARD FRANCOIS


/s/ Jeannette A. Drake                   /s/ Gerard Francois
--------------------------------------   --------------------------------------
                                         Gerard Francois

WITNESS:                                 DANNY FINUF


/s/ Jerry Smith                          /s/ Danny Finuf
--------------------------------------   --------------------------------------
                                         Danny Finuf


WITNESS:                                 AMERICAN EDUCATION CENTERS, INC.


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------
                                         Name: President
                                         Title: CEO


WITNESS:                                 BROWN MACKIE EDUCATION CORPORATION


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------
                                         Name: President
                                         Title: CEO


WITNESS:                                 COMMONWEALTH BUSINESS COLLEGE EDUCATION
                                         CORPORATION


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------
                                         Name: President
                                         Title: CEO


WITNESS:                                 ASHER SCHOOL OF BUSINESS EDUCATION
                                         CORPORATION


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------

                                         Name: President
                                         Title: CEO


WITNESS:                                 STAUTZENBERGER COLLEGE EDUCATION
                                         CORPORATION


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------
                                         Name: President
                                         Title: CEO


WITNESS:                                 MICHIANA COLLEGE EDUCATION CORPORATION


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------
                                         Name: President
                                         Title: CEO

WITNESS:                                 SELLERS' REPRESENTATIVE


/s/ Jerry Smith                          By: /s/ J. William Brooks
--------------------------------------       ----------------------------------
                                         Name: President
                                         Title: CEO


/s/ Jeannette A. Drake                   /s/ Russell E. Palmer
--------------------------------------   --------------------------------------